Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUMMA TECHNOLOGY, INC.,

CERTAIN SHAREHOLDERS OF SUMMA TECHNOLOGY, INC.,

AAR MANUFACTURING, INC.,

AAR CORP.

and

KINGFISHER ACQUISITION SUBSIDIARY, INC.

Dated as of November 8, 2007

DEFINED TERMS

ABCA	2
Accountants	7
Accounts Receivable	14
Affiliate	56
Agreement	1
Ancillary Agreements	56
Applicable Law	13
Articles of Merger	2
Audited Financial Statements	13
Business Day	56
Business IP	20
Business Trade Secrets	22
Cash	4
Cash Price	2
Claims	59
Closing	8
Closing Adjustment	4
Closing Balance Sheet	6
Closing Date	8
Closing Net Book Value	4
Code	23
Company	1
Company Assets	23
Company Leased Real Property	18
Company Real Estate Leases	18
Confidential Information	38
Confidentiality Agreement	38
Constituent Corporations	2
Damages	43
Debt	14
Desktop Software	21
Disclosure Schedule	58
Dissenting Shares	3
Effective Time	2
Environmental Claims	30
Environmental Laws	30
Environmental Permits	30
ERISA	23
ERISA Affiliate	23
Escrow Agent	8
Escrow Agreement	8
Escrow Amount	5
Escrow Fund	6
Estimated Closing Adjustment	5
Estimated Per Share Price	3
Excluded Taxes	49
Expense Reserve Fund	5
Final Statement	6
Financial Statements	13

v

GAAP	6
Government Contract	17
Governmental Authority	11
Hazardous Material	30
HSR Act	11
Indemnified Party	45
Indemnifying Party	45
Insurance Policies	26
Intellectual Property	20
Interim Financial Statements	13
IP Suit	21
IT Systems	20
Knowledge of the Company	56
Latest Balance Sheet	13
Liability	15
Liens	10
Material Adverse Effect	57
Material Contracts	15
Merger	2
Merger Consideration	4
Merger Sub	1
Net Book Value	5
Net Book Value Adjustment	5
Non-Competition Agreement	8
Option Termination Amount	3
Options	12
Ordinary Course of Business	57
Other Bid	37
Other Filings	36
Paying Agent	5
Per Diem Taxes	50
Permits	13
Permitted Liens	13
Person	57
Personal Property	18
Plan	23
Post-Closing Tax Period	51
Pre-Closing Tax Period	51
Preliminary Statement	6
Purchaser	1
Purchaser Indemnified Parties	43
Registered	21
Release Date	46
Released Parties	59
Releasor	59
Representative	54
Shareholders	1
Shares	12
Significant Shareholder’s Shares	10
Significant Shareholders	1
Straddle Period	51

Subsidiary	57
Superior Proposal	37
Surviving Corporation	2
Target Net Book Value	5
Tax Authority	51
Tax Claim	50
Tax Period	51
Taxes	28
Terminated Affiliate Transactions	36
Third-Party Claims	45
Transaction Expenses	57

DISCLOSURE SCHEDULE

Section 2.2(e)	Certain Debt
Section 3.2(c)	Shareholders to Execute Non-Competition Agreements
Section 4.1	Ownership of Shares
Section 5.1	Organization and Good Standing
Section 5.2(a)	Options
Section 5.4	No Violations
Section 5.5	Consents and Approvals
Section 5.6(a)	Audited Financial Statements
Section 5.6(b)	Interim Statements
Section 5.7	Inventory
Section 5.9	Debt
Section 5.10	Absence of Certain Developments
Section 5.11	Undisclosed Liabilities
Section 5.12(a)	Contracts
Section 5.12(b)	Material Contracts
Section 5.12(c)	Government Contract Compliance
Section 5.13	Machinery and Equipment
Section 5.14(a)	Company Leased Real Property
Section 5.14(b)	Company Owned Real Property
Section 5.15(b)	List of Business IP
Section 5.15(c)	List of All Licensed Business IP
Section 5.15(d)	List of All Computer Software
Section 5.15(e)	Abandoned Owned Business IP
Section 5.15(h)	Rights of All Material IP
Section 5.15(i)	Owned Business IP Violations
Section 5.15(j)	All Registered Business IP
Section 5.16	Title to Assets
Section 5.17(a)	Employee Benefits
Section 5.17(e)	Plans and Other Benefits
Section 5.17(f)	Certain Equity or Option Awards
Section 5.17(g)	Plans Affected by the Agreement
Section 5.18(a)	List of Employees
Section 5.18(b)	Labor Disputes
Section 5.18(c)	Employment Laws
Section 5.18(d)	Employee Agreements
Section 5.18(e)	Laid Off Employees
Section 5.18(f)	Employment Terminable Other Than At Will
Section 5.18(h)	Certain Terminations of Employment
Section 5.19	List of Insurance Policies
Section 5.20(a)	Taxes
Section 5.20(b)	Tax Returns
Section 5.20(g)	Liens for Taxes
Section 5.20(h)(i)	Change in Accounting Method
Section 5.21(a)	Litigation
Section 5.21(b)	Insurance Coverage
Section 5.22(a)	Environmental Laws
Section 5.22(b)	Environmental Claims
Section 5.22(d)	Environmental Permits
Section 5.22(e)	Hazardous Substance

Section 5.22(f)	Underground Storage Tanks
Section 5.22(g)	Environmental Incidents
Section 5.22(i)	Environmental Knowledge
Section 5.23	Product Liability
Section 5.24	Permits
Section 5.25	Related-Party Transactions
Section 5.27(a)	Customers and Suppliers
Section 7.1(b)	Conduct of Business
Section 7.2	Non-Terminated Affiliate Transitions
Section 8.1(e)	Required Third-Party Consents
Section 8.1(j)	Non-Terminated Employment Agreements
Section 8.2(f)	Release from Guarantees

EXHIBITS

Exhibit A	Latest Balance Sheet
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Escrow Agreement
Exhibits D-1 and D-2	Forms of Opinions of the Company’s Counsel
Exhibit E	Matters Requiring Release and Termination Agreements

[The Company agrees to furnish supplementally a copy of any of the omitted Exhibits listed above to the Securities and Exchange Commission upon request.]

x

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 8, 2007, is made by and among (i) Summa Technology, Inc., an Alabama corporation (the “Company”), (ii) certain shareholders of the Company identified on the signature pages to this Agreement under the heading “Significant Shareholders” (collectively, the “Significant Shareholders”), (iii) AAR Manufacturing, Inc., an Illinois corporation (“Purchaser”), (iv) Kingfisher Acquisition Subsidiary, Inc., an Alabama corporation and a wholly-owned Subsidiary (as defined in Section 12.6) of Purchaser (“Merger Sub”), and (v) AAR CORP., a Delaware corporation and the sole stockholder of Purchaser (“Parent”), solely for purposes of Section 12.18.

RECITALS

A.                                   Purchaser desires to acquire the Company by means of a merger of Merger Sub with and into the Company.

B.                                     The board of directors of the Company has determined that it is advisable and in the best interests of the Company and all of the holders of shares of capital stock of the Company outstanding as of the Closing (collectively, the “Shareholders”) for Purchaser to acquire the Company upon the terms and subject to the conditions set forth in this Agreement, has adopted this Agreement and has unanimously resolved to recommend approval of this Agreement and the Merger (as defined in Section 1.1) to its Shareholders.

C.                                     The Significant Shareholders own an aggregate of 6,190,119 Shares (as defined in Section 5.2(a)), constituting approximately 68% of the outstanding capital stock of the Company, and likewise have determined that the Merger is advisable and in the best interests of the Company and its Shareholders.

D.                                    The board of directors of Merger Sub has determined that it is advisable and in the best interests of its shareholder for Purchaser to acquire the Company upon the terms and subject to the conditions set forth in this Agreement, has adopted this Agreement and has unanimously resolved to recommend this Agreement and approval of the Merger to its shareholder.

E.                                      Concurrently with the execution and delivery of this Agreement, Purchaser and, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of (i) Eyvinne C. Lee, (ii) Eyvinne and Kay Lee Trust, (iii) Eyvinne Lee Charitable Remainder Trust, (iv) Eyvinne and Kay Lee Foundation, and (v) Lee Family Charitable Unitrust have entered in to those certain Voting and Irrevocable Proxy Agreements, each dated as of the date hereof, covering all Shares directly or indirectly owned or controlled by such Significant Shareholders.

AGREEMENTS

In consideration of the premises and the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                   The Merger.  On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), in accordance with this Agreement and the Alabama Business Corporation Act, as amended (the “ABCA”), Merger Sub will merge with and into the Company, the Company will continue as the Surviving Corporation and the separate corporate existence of Merger Sub will cease (the “Merger”).  The Company is sometimes referred to as the “Surviving Corporation,” and the Company and Merger Sub are sometimes referred to as the “Constituent Corporations.”

Section 1.2                                   Effective Time.  On the Closing Date (as defined in Section 3.1), the parties to this Agreement will cause articles of merger with respect to the Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Alabama in such form as required by and provided in the ABCA.  The Merger will become effective on the date and time at which the Articles of Merger are duly filed with the Secretary of State of the State of Alabama, or at such other date and time as the parties may agree (the “Effective Time”).

Section 1.3                                   Effects of the Merger.  At and after the Effective Time:

(a)                                  The Merger will have the effects set forth in the ABCA;

(b)                                 The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by Applicable Law (as defined in Section 5.4), subject to the terms of this Agreement; provided, however, that Article I of the articles of incorporation of Merger Sub will be amended pursuant to the Articles of Merger to reflect that the name of the Surviving Corporation will be “Summa Technology, Inc.”;

(c)                                  The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by Applicable Law, subject to the terms of this Agreement; provided, however, that the bylaws of Merger Sub will be amended following the Closing Date to reflect that the name of the Surviving Corporation will be “Summa Technology, Inc.”; and

(d)                                 The directors and officers of Merger Sub will be the directors and officers of the Surviving Corporation until their successors will have been duly elected or appointed and qualified in the manner provided by the articles of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by Applicable Law, or until the earlier of their death, resignation or removal.

Section 1.4                                   Conversion of Securities.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of the parties to this Agreement:

(1)                                  Each Share issued and outstanding immediately before the Effective Time will be converted into and represent the right to receive an amount equal to the quotient of the Merger Consideration (as defined in Section 2.1) divided by the number of Shares issued and outstanding immediately prior to the Closing (the “Cash Price”);

(2)                                  Each Share, if any, held in the treasury of the Company will be automatically canceled and will cease to exist, and no payment or other consideration will be made with respect to such Shares; and

(3)                                  Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of the Surviving Corporation.

(b)                                 All Shares, when so converted as provided in this Agreement, will automatically be canceled, retired and extinguished and will no longer be outstanding, and each holder of a certificate which immediately prior to the Effective Time represented such Shares will cease to have any rights with respect to such Shares except as otherwise provided in this Agreement and by Applicable Law, and such certificates will represent only the right to receive the amounts set forth in this Section 1.4.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Shares outstanding immediately before the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Shares in accordance with Title 10, Chapter 2B, Article 13 of the ABCA and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration (“Dissenting Shares”).  Such Shareholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such Article 13, except that all Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares held by them under such Article 13 shall thereupon be deemed to have been converted into and represent the right to receive, at the Effective Time, without any interest thereon, the Merger Consideration.  The Company shall give Purchaser prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by the Company, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

Section 1.5                                   Options.  The board of directors of the Company (or a proper committee thereof), by amendment of the appropriate Option Plan or agreement, or by resolution, shall cause, as necessary, immediately prior to the Effective Time, each outstanding Option, whether or not then vested, to become vested and cancelled, with each holder of an Option to be entitled to receive as soon as practical thereafter in consideration of the cancellation of such Option an amount in cash (less applicable withholding taxes) equal to the product of (a) the number of Shares previously subject to such Option multiplied by (b) the excess of the Cash Price to be determined in good faith by the Company based on its estimate of the Merger Consideration using the Company’s balance sheet as of October 28, 2007 and assuming a prior exercise of all outstanding Options) (such estimated Cash Price, the “Estimated Per Share Price”) over the exercise price of such Option; provided, that if the difference between the Estimated Per Share Price and the exercise price of such Option is zero or less, such Option shall, immediately prior to the Effective Time, be cancelled and no consideration shall be paid in connection with such cancellation.  The Company will provide to the Purchaser, not less than three Business Days prior to the Closing Date, its good faith written determination of the aggregate amount to be paid to the holders of Options pursuant to this Section 1.5 and Section 2.2(d) (the “Option Termination Amount”), less applicable withholding taxes.

Section 1.6                                   Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub, or Purchaser, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties and assets of such corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE II

MERGER CONSIDERATION

Section 2.1                                   Amount of the Merger Consideration.

(a)                                  The aggregate merger consideration for the transactions contemplated by this Agreement (the “Merger Consideration”) will be equal to:

(1)                                  $65,000,000;

(2)                                  Plus the Net Book Value Adjustment (which may be a negative number);

(3)                                  Plus the amount of Cash (as defined in Section 2.1(b)(1);

(4)                                  Minus the amount of Debt as of the Closing Date;

(5)                                  Minus all Transaction Expenses (as defined in Section 12.6); and

(6)                                  Minus the Option Termination Amount.

The Merger Consideration will be paid as set forth in Section 2.2 and Section 2.4.

(b)                                 For purposes of this Agreement:

(1)                                  “Cash” means the cash and cash equivalents of the Company as of the close of business on the Closing Date, without giving effect to the payment made by Purchaser to the Company pursuant to Section 2.2(b).   Cash will not be reduced by the amount of outstanding checks and checks-in-transit so long as the amount of such outstanding checks and checks-in-transit is reflected as a current liability in Net Book Value.

(2)                                  “Closing Adjustment” means an amount equal to (A) the Net Book Value Adjustment as set forth on the Final Statement (as defined in Section 2.3(a)) (which may be a negative number), plus (B) the amount of Cash as set forth on the Final Statement, minus (C) the amount of Debt as set forth on the Final Statement, minus (D) all Transaction Expenses.

(3)                                  “Closing Net Book Value” means the Net Book Value as of the close of business of the Closing Date, as set forth on the Final Statement.

(4)                                  “Escrow Amount” means an amount equal to $6,900,000, which consists of (A) $6,500,000, to secure the indemnification obligations under Section 9.3 and ARTICLE X and to pay any amounts due from the Shareholders pursuant to Section 2.3(a) or Section 2.4, plus (B) $400,000 (the “Expense Reserve Fund”), to (i) reimburse the Representative for any expenses incurred in connection with this Agreement and the transactions contemplated hereunder pursuant to Section 12.5(g) and (ii) pay any amounts due from the Shareholders pursuant to Section 2.3(d), Section 10.1(a), Section 10.1(b) or Section 10.5.

(5)                                  “Estimated Closing Adjustment” means an amount equal to (A) the Net Book Value Adjustment as determined pursuant to Section 2.2(a) (which may be a negative number), plus (B) the amount of Cash as determined pursuant to Section 2.2(a), minus (C) the amount of Debt as determined pursuant to Section 2.2(e), minus (D) all Transaction Expenses.

(6)                                  “Estimated Merger Consideration” means an amount equal to $65,000,000 plus the Estimated Closing Adjustment (which may be a negative number).

(7)                                  “Net Book Value” means the (A) the sum of the total assets of the Company, as determined pursuant to Section 2.3(a), minus (B) the sum of the total liabilities of the Company, as determined pursuant to Section 2.3(a), in each case as of the applicable date; provided, however, that the total assets will not include Cash or Affiliate accounts receivable, and total liabilities will include income Taxes payable and all outstanding checks and checks-in-transit (and any overdraft or similar charges, if any, with respect thereto) but will not include Debt or Transaction Expenses taken into account in determining the Estimated Closing Adjustment.

(8)                                  “Net Book Value Adjustment” means an amount equal to the Closing Net Book Value minus the Target Net Book Value.

(9)                                  “Target Net Book Value” means an amount equal to $20,038,000.

Section 2.2                                   Payment of the Estimated Merger Consideration and Option Termination Amount.

(a)                                  Not less than three Business Days (as defined in Section 12.6) prior to the Closing Date, Purchaser and the Representative (as defined in Section 12.5(a)) shall, in good faith, jointly estimate the Net Book Value Adjustment and the amount of Cash.

(b)                                 Not less than three Business Days (as defined in Section 12.6) prior to the Closing Date, the Company will provide to Purchaser its written determination of the amount of the Transaction Expenses.  At the Closing, Purchaser will pay, by wire transfer of immediately available funds to the account specified by the Representative by written notice to Purchaser delivered not less than two Business Days before the Closing Date, an aggregate amount equal to the Estimated Merger Consideration minus the Escrow Amount to U.S. Bank National Association, a national banking association (the “Paying Agent”), on behalf of the Representative, for further distribution to the Shareholders, in accordance with Section 1.4(a)(1).

(c)                                  At the Closing, Purchaser will deposit the Escrow Amount into an escrow fund (the “Escrow Fund”), pursuant to the terms of the Escrow Agreement (as defined in Section 3.2(d)).

(d)                                 At the Closing, Purchaser will pay, by wire transfer of immediately available funds to the account specified by the Representative by written notice to Purchaser delivered not less than two Business Days before the Closing Date, the Option Termination Amount (as previously communicated to Purchaser pursuant to Section 1.5) to the Company, for further distribution (on behalf of the Company) of the Option Termination Amount, less applicable withholding taxes, to the holders of Options, in accordance with Section 1.5.

(e)                                  At the Closing, Purchaser shall pay off any Debt (other than such Debt as set forth on Section 2.2(e) of the Disclosure Schedule) as of the Closing Date and all Transaction Expenses (as previously communicated to Purchaser pursuant to Section 2.2(b)).  Such payments shall be made by wire transfer of immediately available funds pursuant to payoff letters or other documentation provided by the Representative to Purchaser.

Section 2.3                                   Adjustment of the Merger Consideration.

(a)                                  As promptly as practicable, but no later than 120 days, after the Closing Date, Purchaser will (i) prepare a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) and (ii) cause Beason & Nalley, Inc. to (1) audit the Closing Balance Sheet, (2) prepare a statement (the “Preliminary Statement”) setting forth in reasonable detail a calculation of the Closing Net Book Value and the Closing Adjustment (including the calculation of all Tax liabilities for all Pre-Closing Tax Periods (as defined in Section 10.7(b)), which will be based on the Closing Balance Sheet and will include a listing of the items and amounts included in the calculation of each such items, (3) deliver the audited Closing Balance Sheet and the Preliminary Statement to the Representative and Purchaser, and (4) make available its work papers and related documents for review and comment by the Representative, Purchaser and, pursuant to Section 2.3(d), the Accountants.  The Closing Balance Sheet will be prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis, and, to the extent consistent with GAAP, in a manner consistent with those Company accounting practices and conventions used to prepare the Latest Balance Sheet (as defined in Section 5.6(b)), a copy of which is attached as Exhibit A.  The fees and expenses of Beason and Nalley, Inc. in connection with Section 2.3(a)(ii) will be paid as follows:  90% by the Shareholders (from that portion of the Escrow Amount described in Section 2.1(b)(4)(A)) and 10% by Purchaser.

The amount of Debt, if any, to be reflected on the Closing Balance Sheet will be based upon payoff letters from the applicable creditors of the Company to the extent obtained or will be determined from the books and records of the Company, except as may otherwise be provided in this Agreement.  The amount of inventory to be reflected on the Closing Balance Sheet will be based upon a physical inventory to be taken by the Company not more than 7 days prior to the Closing Date.  Purchaser and its independent accountants will have the right to observe the taking of each such physical inventory.  The results of such inventory will be adjusted to reflect transactions (including transactions such as sales of goods and services, purchases of raw materials and conversion of inventory into accounts receivable) from the date of each such inventory to the close of business on the Closing Date.  Such physical inventories will include the valuation determinations (calculated in accordance with GAAP and the Latest Balance Sheet), which will be used for purpose of preparing the Closing Balance Sheet, the Preliminary Statement and the Final Statement.  The Preliminary Statement, as finally modified pursuant to this Section 2.3, is referred to in this Agreement as the “Final Statement.”  All disputes with respect to the Closing Balance Sheet, the Preliminary Statement and the Final Statement will be resolved in accordance with this Section 2.3.  Purchaser, the Company and the Significant Shareholders will, and will cause their representatives to, cooperate with and assist, in good faith, each other in the preparation and review of the Closing Balance Sheet and the Preliminary Statement pursuant to this Section 2.3, and will make reasonably available, to the extent necessary, its books, records, work papers and personnel (subject to compliance with the other party’s independent accountants’ customary procedures for release).

(b)                                 If, within 30 days following delivery of the Closing Balance Sheet and Preliminary Statement, neither the Representative nor Purchaser delivers to the other written notice of any objection to the Closing Balance Sheet or the Preliminary Statement (or at such earlier time as the Representative and Purchaser have delivered to each other written notices of acceptance of the Closing Balance Sheet and the Preliminary Statement), then the Preliminary Statement will become the Final Statement and will be binding and conclusive on the parties.  Any notice of objection delivered by the Representative or Purchaser must contain a reasonably detailed statement of the amount and basis of each objection of the Representative or Purchaser, as the case may be, including any relevant supporting documentation.

(c)                                  If the Representative or Purchaser delivers a notice of objection to the Closing Balance Sheet or the Preliminary Statement within 30 days following delivery of the Closing Balance Sheet and the Preliminary Statement in accordance with Section 2.3(b), Purchaser and the Representative will act in good faith to resolve between themselves any objections raised by the Representative or Purchaser, as the case may be, in order to determine, as may be required, the Closing Balance Sheet and the Final Statement.

(d)                                 If Purchaser and the Representative are unable to resolve such objections within 20 days after Purchaser’s or the Representative’s receipt of the other’s notice of objection, then the issues in dispute will promptly be submitted to the Chicago, Illinois office of an accounting firm of national reputation that is independent of the Company, the Significant Shareholders and Purchaser and mutually acceptable to Purchaser and the Representative (the “Accountants”).  The Accountants will promptly review this Agreement and the disputed items or amounts for the purpose of preparing a Closing Balance Sheet and a Final Statement.  In making such calculation, the Accountants will consider only those items or amounts in the Closing Balance Sheet or Preliminary Statement as to which the Representative or Purchaser, as the case may be, has disagreed.  The parties will promptly furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants) (subject to such independent accountants’ customary procedures for release), including the work papers and related documents of Beason & Nalley, Inc. in its audit of the Closing Balance Sheet and preparation of the Preliminary Statement, and will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants.  The Accountants will deliver to Purchaser and the Representative, as promptly as practicable, its determination of the Closing Balance Sheet and the Final Statement, which will be binding and conclusive on the parties; provided, that in no event will the Accountants’ calculation of the Closing Net Book Value be less than the amount thereof shown in the Preliminary Statement nor more than the amount thereof shown in the calculation thereof delivered pursuant to Section 2.3(b).  The fees and expenses of the Accountants will be split equally between the Company, on the one hand, and the Shareholders collectively, on the other hand, such that each of the Company and the Shareholders collectively is responsible for paying one-half of such fees and expenses.  To the extent that there are sufficient funds in the Expense Reserve Fund, the Shareholders’ portion of such fees and expenses will be paid therefrom.

Section 2.4                                   Payment of Adjustment of the Merger Consideration.  If the Closing Adjustment reflected on the Final Statement is greater than the Estimated Closing Adjustment, then the Purchaser will pay the amount of such excess, by wire transfer of immediately available funds, to the Paying Agent (for distribution to the Shareholders).  If the Estimated Closing Adjustment is greater than the Closing Adjustment reflected on the Final Statement, then the Representative, on behalf of the Shareholders, and Purchaser will jointly instruct U.S. Bank National Association, a national banking association and the escrow agent under the Escrow Agreement (the “Escrow Agent”), to pay (from that portion of the Escrow Amount described in Section 2.1(b)(4)(A)) the amount of such excess to the Purchaser, by wire transfer of immediately available funds to an account specified by Purchaser.  Any payment pursuant to this Section 2.4 will occur on or prior to the fifth Business Day after (a) the expiration of the objection period in Section 2.3(b), if no notice of disagreement with respect thereto is duly delivered pursuant to such Section, or the date that the Representative delivers a written notice of acceptance of the Closing Balance Sheet and the Preliminary Statement, (b) the resolution of all objections by Purchaser and the Representative pursuant to Section 2.3(c) or (c) the date of delivery by the Accountants to Purchaser and the Representative of their determination pursuant to Section 2.3(d) (as applicable).  All payments with respect to an adjustment of the Merger Consideration will be made together with interest at the prime interest rate as published in The Wall Street Journal (Midwest edition) on the Closing Date, compounded daily beginning on the Closing Date and ending on the date of payment.  All payments with respect to an adjustment of the Merger Consideration pursuant to this Section 2.4 (other than the portion thereof that is attributable to the payment of interest) will be treated by the parties as an adjustment to the Merger Consideration attributable to the Merger.

ARTICLE III

CLOSING

Section 3.1                                   Time, Place and Manner.  The Closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the Chicago, Illinois offices of Schiff Hardin LLP, at 10:00 A.M. (local time) on the date which is five days following satisfaction or waiver of all conditions in this Agreement,  or at such other time or place and in such manner as parties will mutually agree.  The date on which the Closing takes place is referred to as the “Closing Date.”

Section 3.2                                   Deliveries by the Company and the Significant Shareholders.  At the Closing, the Company and the Significant Shareholders will deliver to Purchaser (unless previously delivered) the following:

(a)                                  The Articles of Merger, duly executed by the Company;

(b)                                 Certificates from the appropriate Governmental Authorities as to (i) the existence and good standing of the Company in the State of Alabama and (ii) the Company’s qualification as a foreign corporation and good standing in the State of Kentucky, each dated as of a date within five Business Days before the Closing Date;

(c)                                  A non-competition agreement by each Significant Shareholder set forth on Section 3.2(c) of the Disclosure Schedule substantially in the form attached to this Agreement as Exhibit B (the “Non-Competition Agreement”), duly executed by such Significant Shareholder;

(d)                                 An escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), duly executed by the Representative;

(e)                                  Copies of the following documents, each dated as of the date of this Agreement (unless otherwise indicated): (i) the executed Employment Agreement between the Company and Stephen Werner, (ii) the executed Consulting Agreement between the Company and Eyvinne C. Lee, (iii) the executed Amended and Restated Change in Control Agreements between the Company and each of Lane Coates, Tom Hoffman, Jeff Holley, Mike Quick, Jerry Thomas, and Ben Williams, (iv) the executed Voting and Irrevocable Proxy Agreements with each of the Significant Shareholders listed in Recital E above, and (v) the executed Option Cancellation and Release Agreements with each holder of an Option;

(f)                                    Evidence of the termination of the employment and the Change in Control Agreement of David Cross with the Company, in form and substance reasonably acceptable to Purchaser.

(g)                                 Resignations by all of the directors and corporate officers of the Company from their directorships and officer positions, effective immediately after the Closing;

(h)                                 A certificate executed by the Significant Shareholders and an appropriate officer of the Company, certifying as of the Closing Date that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(i)                                     A certificate of the corporate secretary of the Company certifying as of the Closing Date (i) a true and complete copy of the articles of incorporation of the Company, (ii) a true and complete copy of the bylaws of the Company, (iii) a true and complete copy of the resolutions of the board of directors of the Company and the Shareholders approving the Merger, this Agreement and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded, and (iv) incumbency matters;

(j)                                     Copies of any consents required by Section 8.1(e) and any notifications required by Section 8.1(g);

(k)                                  The stock book, stock certificates, stock ledger, minute books, corporate seal and all other corporate books and records of the Company;

(l)                                     All other records, agreements, certificates, instruments, estoppel letters and other documents required to be delivered under this Agreement, as reasonably requested by Purchaser; and

(m)                               Any other deliveries described in Section 8.1.

Section 3.3                                   Deliveries by Purchaser.  At the Closing, Purchaser will (x) pay the amounts set forth in Section 2.2 and (y) deliver (unless previously delivered) to the Representative and the Significant Shareholders the following:

(a)                                  The Articles of Merger, duly executed by Merger Sub;

(b)                                 Certificates from appropriate Governmental Authorities as to the existence and good standing of Purchaser and Merger Sub, each dated as of a date within five Business Days before the Closing Date;

(c)                                  The Non-Competition Agreement, duly executed by Purchaser and the Company;

(d)                                 The Escrow Agreement, duly executed by Purchaser;

(e)                                  A certificate executed by an officer of Purchaser certifying as of the Closing Date that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(f)                                    A certificate of the corporate secretary or assistant secretary of Purchaser certifying as of the Closing Date (i) a true and complete copy of the articles of incorporation of Purchaser, (ii) a true and complete copy of the bylaws of Purchaser, (iii) a true and complete copy of the resolutions of the board of directors of Purchaser approving the Merger, this Agreement and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded, and (iv) incumbency matters;

(g)                                 A certificate of the corporate secretary or assistant secretary of Merger Sub certifying as of the Closing Date (i) the articles of incorporation of Merger Sub, (ii) the bylaws of Merger Sub, (iii) a true and complete copy of the resolutions of the board of directors of Merger Sub approving the Merger, this Agreement and the transactions contemplated by this Agreement, and that such resolutions have not been amended, modified or rescinded, and (iv) incumbency matters;

(h)                                 All other records, agreements, certificates, instruments, estoppel letters and other documents required to be delivered under this Agreement or as reasonably requested by the Representative; and

(i)                                     Any other deliveries described in Section 8.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SIGNIFICANT SHAREHOLDERS

Each Significant Shareholder individually represents and warrants, as of the date of this Agreement and as of the Closing Date, to Purchaser as follows:

Section 4.1                                   Ownership of Shares.  Such Significant Shareholder is the owner of all right, title and interest (record and beneficial) in and to the number of Shares set forth opposite the name of such Significant Shareholder on Section 4.1 of the Disclosure Schedule (“Significant Shareholder’s Shares”), free and clear of any liens, charges, encumbrances, security interests, pledges, mortgages, equities, claims and options of whatever nature (“Liens”).  Such Significant Shareholder has and at the Closing will have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Purchaser, and will transfer to Purchaser at the Closing, and Purchaser will acquire at the Closing, good, valid and marketable title to such Significant Shareholder’s Shares free and clear of all Liens.  Other than such Significant Shareholder’s Shares and except as set forth on Section 4.1 of the Disclosure Schedule, such Significant Shareholder owns no right, title or interest (record or beneficial) to any shares of capital stock of the Company or any other equity security of the Company or right of any kind to have any such equity security issued.  Except as specifically contemplated by this Agreement, no Person (as defined in Section 12.6) has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition of such Significant Shareholder’s Shares.

Section 4.2                                   Authorization; Valid and Binding Agreement.  Such Significant Shareholder has the power and authority to execute, deliver, and perform such Significant Shareholder’s obligations under this Agreement and each Ancillary Agreement (as defined in Section 12.6) to which such Significant Shareholder is a party, and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements.  The execution, delivery, and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements have been duly and validly authorized by all necessary action on the part of such Significant Shareholder.  This Agreement and such Ancillary Agreements constitute valid and binding agreements of such Significant Shareholder, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 4.3                                   No Violations.  Neither the execution and delivery of this Agreement or the Ancillary Agreements to which such Significant Shareholder is a party, nor the consummation by such Significant Shareholder of the transactions contemplated by this Agreement or by such Ancillary Agreements (a) violates or will violate any statute or law or any rule, regulation or order of any court or any foreign, federal, state or local governmental or regulatory body, department, bureau, office, administrative agency, court or authority (each, a “Governmental Authority”), or (b) violates conflicts with, results in a breach of or constitutes a default under (with or without notice or lapse of time, or both) (i) any provision of the charter documents (or similar governing documents) of such Significant Shareholder, to the extent such Significant Shareholder is not a natural person, or (ii) any contract, commitment, agreement, understanding, arrangement, restriction, instrument, lease, permit, franchise, license, judgment or order of any kind to which such Significant Shareholder is a party or by which such Significant Shareholder is bound.

Section 4.4                                   Consents and Approvals.  Except for notifications pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notices, reports, registrations or other filings are required to be made by such Significant Shareholder with, nor are any consents, approvals or authorizations required to be obtained by such Significant Shareholder from, any Governmental Authority or any other Person, in connection with the execution, delivery or performance of this Agreement by such Significant Shareholder.

Section 4.5                                   No Litigation.  There are no claims, actions or proceedings pending or, to the knowledge of such Significant Shareholder, threatened, against such Significant Shareholder or any of such Significant Shareholder’s assets, other than claims, actions or proceedings that, individually or in the aggregate, are not material to his ability to perform his obligations hereunder and are not reasonably likely to prohibit, restrict or delay the performance of this Agreement by such Significant Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, as of the date of this Agreement and as of the Closing Date, to Purchaser as follows:

Section 5.1                                   Organization and Good Standing.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and (b) has full power and authority to own, operate and lease its properties and carry on its business as it is now being conducted.  Except as set forth on Section 5.1 of the Disclosure Schedule, the Company is not currently qualified or licensed as a foreign corporation in any state, and the failure to be so qualified or licensed will not have a Material Adverse Effect (as defined in Section 12.6).  A copy of the articles of incorporation, and all amendments thereto, of the Company, as certified by the Secretary of State of the State of Alabama, and of the Company’s bylaws, as amended to date, which have previously been or will be delivered to Purchaser, are true and complete copies thereof, as amended and in effect on the date of this Agreement.  The Company has no Subsidiaries.

Section 5.2                                   Capitalization of the Company.

(a)                                  The authorized capital stock of the Company consists solely of 10,500,000 shares of common stock, par value $0.01 per share (the “Shares”), of which, as of the date hereof, 9,114,963 Shares are duly authorized validly issued and outstanding, fully paid and non-assessable, and 1,192,480 Shares have been reserved for issuance upon exercise of any outstanding stock options set forth on Schedule 5.2(a) of the Disclosure Schedule (the “Options”). No Shares are held in the treasury of the Company.  None of the Shares or Options has been or, as of the Closing Date, will have been issued in violation of preemptive or similar rights, the Securities Act of 1933, as amended, or any other Applicable Law.   Immediately prior to the Closing, all issued and outstanding Shares, including any Shares issued upon exercise of Options, will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

(b)                                 Except for the Shares and the Options, there are no (i) shares of capital stock or other securities of the Company outstanding, (ii) outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or rights to purchase or acquire any unissued shares of capital stock or other securities of the Company, (iii) unissued shares of capital stock or other securities of the Company reserved for issuance for any purpose or subject to preemptive rights, (iv) other than this

Agreement, contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company or Shareholders are a party or which either of them is bound relating to any shares of capital stock or other securities of the Company, whether or not outstanding, or any other agreements or other instruments in effect, to which the Company is a party, giving any Person the right to acquire any shares of capital stock, or other equity interests in, the Company or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such shares, (v) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which the Company has any liability, or (vi) bonds, indentures, notes or other indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which any Shareholder may vote issued or outstanding.

(c)                                  The Shares being sold hereunder will, immediately prior to the Effective Time, constitute all of the issued and outstanding shares of capital stock of the Company.

Section 5.3                                   Authorization; Valid and Binding Agreement.  Subject to obtaining approval hereof and of the transactions contemplated hereby by the holders of at least two-thirds (2/3) of the outstanding Shares, pursuant to Section 7.11, (a) the Company has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, and (b) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 5.4                                   No Violations.  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (a) violates or will violate the articles of incorporation or bylaws of the Company, (b) except as set forth in Section 5.4 of the Disclosure Schedule, violates, conflicts with, constitutes or will constitute a breach or violation of any term or provision of, or a default under, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or to accelerate, terminate or modify the terms of or under (in each case with or without notice or lapse of time or both), any provision of any indenture, mortgage, lease, license, contract, loan, note, bond, agreement, instrument or other obligation to which the Company is a party, or by which it or any of its assets and properties are or may be bound or affected, (c) violates or conflicts with any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order of any Governmental Authority or body having jurisdiction over the Company or any of its assets or operations (each, an “Applicable Law”), (d) violates any license, permit, consent, order, authorization or approval of any Governmental Authority (collectively, the “Permits”) that are (i) currently issued to the Company or (ii) required for the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business or to permit it to own and use its assets in the manner it currently owns and uses them, or (e) results in the creation or imposition of any Liens with respect to any of the assets or properties of the Company, other than (x) Liens set forth in Section 5.4 of the Disclosure Schedule and (y) statutory encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by Applicable Law in the Ordinary Course of Business for sums not yet due and payable (the Liens and statutory encumbrances described in clauses (x) and (y) of this Section 5.4(e), collectively, “Permitted Liens”).

Section 5.5                                   Consents and Approvals.  Except for notifications pursuant to the HSR Act or Section 8.1(g) and as set forth on Section 5.5 of the Disclosure Schedule, no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, approvals or authorizations required to be obtained by the Company from, any Governmental Authority or any other Person, in connection with the execution, delivery or performance of this Agreement by the Company.

Section 5.6                                   Financial Statements; Internal Controls.

(a)                                  Attached to this Agreement as Section 5.6(a) of the Disclosure Schedule are (i) the Company’s audited consolidated balance sheet, statement of operation, statement of comprehensive income, statement of changes of stockholders’ equity, statement of cash flows and notes as of December 31, 2006 and for the fiscal year then ended, (ii) the Company’s audited consolidated balance sheet, statement of operation, statement of comprehensive loss, statement of changes of stockholders’ equity, statement of cash flows and notes as of January 1, 2006 and for the fifteen (15) months then ended, and (iii) the Company’s audited consolidated balance sheet, statement of operation, statement of comprehensive loss, statement of changes of stockholders’ equity, statement of cash flows and notes as of September 26, 2004 and for the fiscal year then ended, together in each case with the opinion of Beason & Nalley, Inc., auditors of the Company (collectively, the “Audited Financial Statements”).  The Audited Financial Statements fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and the cash flows of the Company for the periods covered and have been prepared in accordance with GAAP applied on a consistent basis.  The Financial Statements have been certified without qualification by the independent certified public accountants of the Company.

(b)                                 Attached to this Agreement as Section 5.6(b) of the Disclosure Schedule is the unaudited balance sheet of the Company as of June 30, 2007 (the “Latest Balance Sheet”), and the related unaudited statement of income for the six-month period then-ended and any other information included therein, in each case prepared by the Company (the “Interim Financial Statements”).  The Interim Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial position of the Company as of the date thereof and the results of operations of the Company for the period ending June 30, 2007, except for the absence of footnotes and normal year-end adjustments, which are not reasonably expected to be material.  The Audited Financial Statements and the Interim Financial Statements are sometimes collectively referred to as the “Financial Statements.”

(c)                                  To the knowledge of the Company, (i) the Company has not received any allegations of fraud or suspected fraud affecting the Company in communications from employees, former employees, analysts, regulators, short sellers, or others, and (ii) there are no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

Section 5.7                                   Inventory.  The inventory set forth on the Financial Statements and existing as of the date of this Agreement (a) consists of all raw material, work-in-process, finished goods, parts, accessories and miscellaneous inventories owned or used by the Company, (b) is carried on the books of the Company in the aggregate at the lower of their cost or market value, using the last-in, first-out method (determined in accordance with GAAP).  Except as set forth on Section 5.7 of the Disclosure Schedule, all such Inventory is owned free and clear of all Liens and is located at the Company Leased Real Property.  The Company does not have any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

Section 5.8                                   Accounts Receivable.  The aged trade accounts receivable of the Company set forth on the Financial Statements and arising subsequent to the date of such Financial Statements (the “Accounts Receivable”) represent sales made by the Company in the Ordinary Course of Business (as defined in Section 12.6) and consist of all accounts or notes receivable of the Company as of such dates.  The amounts due, or to become due, in respect of such Accounts Receivable are not in dispute and there are no setoffs or counterclaims asserted, and payment will not be contingent upon the fulfillment of any other agreement, past or future, except to the extent provision is made therefore in the Financial Statements dated as of December 31, 2006 or the Interim Financial Statements.  All of the Accounts Receivable arose in the Ordinary Course of Business pursuant to bona fide transactions involving goods delivered or services rendered by the Company, and constitute valid claims, and are collectible in the Ordinary Course of Business, subject to customary reserves.

Section 5.9                                   Debt.  For purposes of this Agreement, “Debt” means, with respect to the Company and without duplication:  (A) all liabilities for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments; (B) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business), and all obligations in respect of earnout payments or contingent payments related to the acquisition of assets or businesses; (C) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (A) and (B) above) entered into in the Ordinary Course of Business to the extent such letters of credit are not drawn upon); (D) all obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP; (E) the amount of any dividends declared but not yet paid; (F) all obligations of the type referred to in this definition of Debt of other Persons for which the Company is responsible or liable as obligor, guarantor, or otherwise; (G) all obligations of the type referred to in this definition of Debt of other Persons secured by any Lien on any property or asset of the Company (whether or not such obligation is assumed by the Company); and (H) all penalty payments, premiums, charges, yield maintenance amounts and other expenses relating to the prepayment of any obligations of the types referred to in this definition of Debt (assuming such prepayment occurs immediately prior to the Closing on the Closing Date); in all cases as measured as of the close of business on the Closing Date.  Section 5.9 of the Disclosure Schedule sets forth a true and complete statement of the borrowing limit under all loan commitments (including indentures) of the Company and a true and complete statement of the total amount of the Debt of the Company outstanding as of November 1, 2007 under such commitments.  Except as set forth in Section 5.9 of the Disclosure Schedule, as of November 1, 2007 the Company had no outstanding Debt, and no Debt or commitment for Debt involving the Company contains, or immediately prior to the Closing will contain, (a) any restriction upon, or any penalty payment, premium, charge, yield maintenance amount or other expense relating to, the prepayment of Debt, (b) any restriction upon the incurrence of Debt or (c) any restriction upon the ability of the Company to grant any Lien on its properties or assets.

Section 5.10                            Absence of Certain Developments.  Since the date of the Interim Financial Statements, except as expressly contemplated by this Agreement or as set forth in Section 5.10 of the Disclosure Schedule, the Company has conducted its business in the Ordinary Course of Business and (a) there has not occurred any Material Adverse Effect or (b) the Company has not taken, or agreed to undertake, any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 7.1(b).

Section 5.11                            No Undisclosed Liabilities.  Except as described in Section 5.11 of the Disclosure Schedule or to the extent reflected or reserved against on the Latest Balance Sheet or the estimated balance sheet of the Company used in determining the Net Book Value Adjustment pursuant to Section 2.2(a), the Company has not incurred any debts, claims, liabilities, obligations, damages or expenses (whether vested or unvested, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due) (each, a “Liability”)

that would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP or that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.12                            Contracts.

(a)                                  Section 5.12(a) of the Disclosure Schedule contains a true and complete list of the following agreements, licenses, leases, contracts, loans, notes, mortgages, indentures, bonds, or other obligations, written or oral, (collectively, the “Material Contracts”) to which the Company is a party (copies of which have been delivered to Purchaser):

(1)                                  Any agreement for the lease of personal or real property to or from any Person, with an unexecuted portion of $50,000 or more, together with the expiration dates thereof;

(2)                                  Any agreement (including any purchase order) involving payment by the Company (A) of more than $50,000 or (B) extending for a term of more than 180 days after the date of this Agreement (unless terminable by the Company without payment or penalty upon no more than 60 days’ prior notice), in each case other than any purchase order entered into in the Ordinary Course of Business;

(3)                                  Any agreement (including any sales order) involving an obligation by the Company to deliver products or services for payment (A) of more than $50,000 or (B) extending for a term of more than 180 days after the date of this Agreement (unless terminable by the Company without payment or penalty upon no more than 60 days’ prior notice), in each case other than any sales order entered into in the Ordinary Course of Business;

(4)                                  Any agreement which establishes a partnership or joint venture;

(5)                                  Any agreement under which the Company has created, incurred, assumed or guaranteed any Debt or under which the Company has imposed a Lien on any of its assets, tangible or intangible, except for Permitted Liens;

(6)                                  Any agreement pursuant to which the Company is bound by non-competition or non-solicitation covenants;

(7)                                  Any agreement with any Shareholder or its Affiliates other than employment agreements;

(8)                                  Employee leasing agreements;

(9)                                  Any agreement for the employment of any individual providing for annual base salary and bonus in excess of $50,000 in the aggregate, and any incentive compensation agreements, bonus agreements and change-in-control agreements with any employees;

(10)                            Any agreement under which the Company has advanced or loaned any amount to any of its directors, officers and employees;

(11)                            Agreements of agency, representation, distribution or franchise which cannot be canceled by the Company without payment or penalty or upon notice of 90 days or less;

(12)                            Warehouse, storage or distribution agreements that involve annual payments in excess of $50,000;

(13)                            Stand-alone secrecy or confidentiality agreements that bind the Company and were entered into outside the Ordinary Course of Business and that do not relate to the auction or other process leading up to the transactions contemplated by this Agreement;

(14)                            Any agreement restricting the employment of any employee or independent contractor of the Company (including non-solicitation or non-compete agreements);

(15)                            Agreements for the advertisement, display or promotion of any products or services that involve annual payments in excess of $50,000 and cannot be canceled by the Company without payment or penalty or upon notice of 90 days or less;

(16)                            Requirements agreements or take or pay agreements;

(17)                            Any agreement with any railroad or other transportation the Company that involve annual payments in excess of $50,000;

(18)                            Any agreement outside the Ordinary Course of Business for the purchase, sale, or removal (as the case may be) of electricity, gas, water, telephone, coal, sewage, power or other utility service;

(19)                            Any agreement or arrangement outside the Ordinary Course of Business for the treatment or disposal of hazardous substances;

(20)                            Any agreement that restricts the ability of the Company to increase prices to a customer;

(21)                            Performance, bid or completion bonds, or surety or stand-alone indemnification agreements outside the Ordinary Course of Business made by the Company in favor of a third party; or

(22)                            Any agreements, directly or indirectly, with a Governmental Authority, including tax credit, tax incentive or similar agreements, or agreements with contractors providing goods or services to a Governmental Authority (each, a “Government Contract”).

(b)                                 Except as disclosed in Section 5.12(b) of the Disclosure Schedule, each of the Material Contracts and each purchase order or sales order (regardless of whether it is a Material Contract) is in full force and effect and constitutes the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Except as disclosed in Section 5.12(b) of the Disclosure Schedule, (i) each Material Contract and each purchase order or sales order (regardless of whether it is a Material Contract) will, with respect to the Company, continue to be valid, existing and in full force and effect immediately following the consummation of the transactions contemplated by this Agreement to the same extent as existed immediately prior to such consummation, and (ii) neither the Company nor, to the Knowledge of the Company (as defined in Section 12.6), any other party to such Material Contract or such purchase order or sales order is in material breach thereof or default thereunder, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company, or, to the Knowledge of the Company, any other party thereto, or permit termination, modification or acceleration thereof by any other party thereto.

(c)                                  Except as set forth in Section 5.12(c) of the Disclosure Schedule:

(1)                                  (A) The Company has fully complied in all material respects with all Applicable Laws pertaining to, and with all of the terms and conditions of, each of its Government Contracts and government bids, including with respect to accumulating/billing of costs, (B) all representations and certifications made by the Company with respect to each of its Government Contracts and government bids were accurate in all material respects as of the date made, and (C) the Company has fully complied with all such representations and certifications in all material respects.

(2)                                  No termination for convenience, termination for default, cure notice or show cause notice has been issued with respect to any of the Government Contracts.

(3)                                  There is no pending audit or, to the Knowledge of the Company, investigation of the Company or any of its officers, employees, representatives, or consultants, nor within the last five years has there been any audit or investigation of the Company or, to the Knowledge of the Company, any of its officers, employees, representatives, or consultants, in each case resulting in a Material Adverse Effect with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or government bid of the Company.

(4)                                  During the last five years, the Company has not made any voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or government bid of the Company. The Company has not had any irregularities, misstatements or omissions with respect to any Government Contract or government bid of the Company that has led or is reasonably expected to lead, either before or after the Closing Date, to any material damage, penalty, assessment, recoupment of payment or disallowance of cost.

(5)                                  There are no material outstanding claims or disputes by or against the Company with respect to any Governmental Authority, prime contractor, subcontractor, vendor or other third party with respect to any Government Contract or government bid of the Company.

(6)                                  Neither the Company nor, to the Knowledge of the Company, any of its employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with any Governmental Authority, or found non-responsible or ineligible to contract with any Governmental Authority.

(7)                                  No statement, representation or warranty made by the Company in any document submitted to any Governmental Authority in connection with any Government Contract or government bid, contained on the date so submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein not misleading.

Section 5.13                            Machinery and Equipment. Section 5.13 of the Disclosure Schedule sets forth a list of all material tangible personal property, including computer equipment, tools, furniture, furnishings, leasehold improvements, office equipment, plants and other material tangible or intangible personal property (other than Intellectual Property) (“Personal Property”), true and complete as of June 30, 2007, whether on or off the books of the Company, and a list of motor vehicles owned by the Company as of the date of this Agreement. The Personal Property listed on Section 5.13 of the Disclosure Schedule, together with tangible personal property leased pursuant to leases listed on Section 5.12(a) of the Disclosure Schedule constitutes all of the material tangible personal property used by the Company in the conduct of their business. The Personal Property listed on Section 5.13 of the Disclosure Schedule and used in the operation of the Company’s business is in good condition and working order (reasonable wear and tear excepted) and is adequate and suitable for the particular purposes for which it is being used. Except as set forth on Section 5.13 of the Disclosure Schedule and except for the leased items that are subject to leases listed on Section 5.12(a) of the Disclosure Schedule, no Person other than the Company owns any Personal Property situated on the premises of the Company that is necessary to the operation of the business of the Company.

Section 5.14                            Real Property.

(a)                                  Section 5.14(a) of the Disclosure Schedule contains a true and complete list of all real property leased or subleased by or to the Company (the “Company Leased Real Property”) and each real estate lease and sublease pursuant to which the Company is a party (the “Company Real Estate Leases”) together with the expiration dates thereof, and the Company has made available to Purchaser true and complete copies of such leases and subleases, each as amended to date.

(b)                                 Except as set forth on Section 5.14(b) of the Disclosure Schedule:

(1)                                  Each Company Real Estate Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles;

(2)                                  The Company has performed all obligations required to have been performed by it under each Company Real Estate Lease, and the Company has received no written notice that it is in breach or default under any such lease;

(3)                                  No event has occurred and no condition or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute a default by the Company under any Company Real Estate Lease or, to the Knowledge of the Company, the landlord or any other party thereto, and no written notice of any such event, condition or circumstance has been received or issued by the Company with respect to any such lease that has not been waived or a cure thereof accepted in writing;

(4)                                  Each landlord under each Company Real Estate Lease has satisfied all of the delivery, build-out and construction requirements under the Company Real Estate Leases;

(5)                                  The Company has not received, from any landlord or any other party to any Company Real Estate Lease, notice of its intent to terminate any Company Real Estate Lease;

(6)                                  The Company has not received any, and to the Knowledge of the Company there exist no, claims, demands, notices, suits or judgments relating to fire, zoning, building, health code or other violations of the Company Leased Real Property;

(7)                                  No such Company Real Estate Lease has been assigned, no portion of any Company Leased Real Property has been subleased, and the Company is currently in occupancy of all of the Company Leased Real Property;

(8)                                  The Company has obtained all appropriate certificates of occupancy, licenses, permits, easements and rights of way including proofs of dedication, required to operate the Company Leased Real Property in the manner in which it is currently being used and operated;

(9)                                  The buildings, structures, fixtures, equipment, building mechanical systems (including lighting, plumbing, electrical, and heating and air conditioning systems), and other improvements in, on or within the Company Leased Real Property, are in good operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practices, and there are no deferred maintenance, repairs, or unrepaired defects in the structural components comprising such buildings or building mechanical systems located thereon or therein which could materially impair the value or use of the property. To the Knowledge of the Company, such buildings and building mechanical systems have not been insulated with any Hazardous Material and the Company Leased Real Property does not contain any Hazardous Material;

(10)                            The current use of the Company Leased Real Property is in compliance in all material respects with all Applicable Laws, including applicable zoning laws and regulations. To the Knowledge of the Company, there is no proposed or pending change to the zoning designation of any Company Leased Real Property. To the Knowledge of the Company, none of the buildings or other improvements on any Company Leased Real Property encroaches upon any adjoining property;

(11)                            All of the Company Leased Property is served by all water, sewer, electrical, gas, telephone, drainage and other utilities necessary for the Company’s business operations and has direct access to a public road. To the Knowledge of the Company, no portion of any Company Leased Real Property is located in a special flood hazard area as designated by a governmental entity; and

(12)                            Since January 1, 2007, the Company has not received notice of a proposed increase in real estate tax assessments for any Company Leased Real Property. The Company has not received any written notice of any, and to the Knowledge of the Company there are no pending proceedings, claims or disputes the resolution of which could adversely affect any Company Leased Real Property or curtail or interfere with the Company’s use thereof.

(c)                                  The Company does not own any interest in real property, except for leasehold interests in the Company Leased Real Property pursuant to the Company Real Estate Leases.

Section 5.15                            Intellectual Property.

(a)                                  “Intellectual Property” means any and all (i) patents, (ii) trademarks, service marks, trade names, certification marks, collective marks, DBAs, symbols, brand names, trade dress, slogans, logos and internet domain names, and other indicia of origin (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, confidential and/or proprietary information, trade secrets, customer lists and confidential information, whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) any renewals, extensions, continuations, continuations-in-part, modifications, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world and (viii) all other intellectual property or proprietary rights and claims or causes of actions arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof. The term “Business IP” means any Intellectual Property owned or used by the Company. The term “IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and internet websites and related content.

(b)                                 Section 5.15(b) of the Disclosure Schedule sets forth a true and correct list of the following Business IP:  (i) utility patents and applications for such Business IP; (ii) design patents and applications for such Business IP; (iii) utility models and applications for such Business IP; (iv) registered trademarks, registered trade names and registered service marks, applications for such Business IP and unregistered trademarks and service marks; (v) registered copyrights and applications for such Business IP; and (vi) domain name registrations. Section 5.15(b) of the Disclosure Schedule identifies the record and beneficial owner of each item listed thereon and, in the case of issued patents, the patent number and date of issuance, and in the case of patent applications, the application number and date. The Business IP set forth on Section 5.15(b) of the Disclosure Schedule, except as provided on Section 5.15(b) of the Disclosure Schedule, is owned by the Company free and clear of all Liens other than Permitted Liens, and except for fees and costs required to prosecute and maintain such Business IP in effect, the Company is not obligated to make any payments of any kind in respect thereof.

(c)                                  Section 5.15(c) of the Disclosure Schedule sets forth a true and correct list of all contracts concerning Business IP (other than computer software) (i) licensed by or to the Company or (ii) which is otherwise the subject of a contract, including consent and settlement agreements. The Company has made available to Purchaser true and complete copies of all such contracts. The Company has performed all obligations required to be performed by it, and, to the Knowledge of the Company, no other party to any such contract is in default thereunder. As of the Closing Date, to the Knowledge of the Company, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default under any such contract. No party to any such contract has given the Company written notice of its intention to cancel, terminate or fail to renew any such contract. No suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, Internet domain name dispute resolution or other proceeding (collectively, “IP Suit”) has been decided, is pending or, to the Knowledge of the Company, has been threatened concerning any such license or contract.

(d)                                 Section 5.15(d) of the Disclosure Schedule sets forth a true and correct list of all contracts concerning computer software included in the Business IP other than (i) Desktop Software (as defined below) and (ii) computer software and firmware in or used to control or operate any of the machinery or equipment of the Company. The Company has made available to Purchaser true and complete copies of all contracts for the software listed on Section 5.15(d) of the Disclosure Schedule. The Company has performed all obligations required to be performed by it, and, to the Knowledge of the Company, no other party to any such contract is in default thereunder. To the Knowledge of the Company, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default under any such contract. No party to any such contract has given the Company written notice of its intention to cancel, terminate or fail to renew any such contract. No IP Suit has been threatened in writing, decided or is pending concerning any such contract. The Company is in compliance in all material respects with the provisions of any license, lease or other similar agreement pursuant to which the Company has rights to use Desktop Software, and no IP Suit has been decided or is pending, or, to the Knowledge of the Company, threatened, concerning the Company’s use of the Desktop Software. “Desktop Software” means any third-party computer software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee, and includes software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software, and Microsoft Office or similar office productivity software (including individual programs contained therein).

(e)                                  All Business IP owned by the Company which is issued, registered or renewed (“Registered”) is subsisting. All Registered Business IP is valid and enforceable. Except as set forth on Section 5.15(e) of the Disclosure Schedule, no such Business IP has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s rights thereto. Except as set forth on Section 5.15(e) of the Disclosure Schedule, any Business IP which is owned by the Company and is material to the Company as currently conducted has been Registered.

(f)                                    No IP Suit is pending concerning any claim or position that the use by the Company of any Business IP or the operation of the business of the Company (or any portion thereof) has violated any Intellectual Property rights. No such IP Suit has been threatened in writing or asserted that has not been resolved as of the Closing Date. The Company does not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

(g)                                 No IP Suit is pending concerning the Business IP owned by the Company, including any IP Suit concerning a claim or position that the Business IP owned by the Company has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company. No such claim has been threatened in writing or asserted in writing that has not been resolved as of the Closing Date. To the Knowledge of the Company, no valid basis for any such IP Suit or claim exists.

(h)                                 The Company owns or otherwise holds valid rights to use all Business IP used in its business, and the consummation of the transactions contemplated by this Agreement will not conflict with, alter or impair any such rights. Except as set forth in Section 5.15(h) of the Disclosure Schedule, all such rights are fully assignable by the Company to any Person, without payment, consent of any Person or other condition or restriction. The Business IP constitutes all Intellectual Property necessary to operate the business of the Company as currently conducted.

(i)                                     Except as set forth on Section 5.15(i) of the Disclosure Schedule, to the Knowledge of the Company, no Person is violating any Business IP owned by the Company as listed in Section 5.15(b) of the Disclosure Schedule.

(j)                                     As of the Closing Date, the Company has timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Business IP set forth on Section 5.15(b) of the Disclosure Schedule. Except as indicated on Section 5.15(j) of the Disclosure Schedule, no due dates for filings or payments concerning the Registered Business IP (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within 90 days of the Closing Date, whether or not such due dates are extendable. Except as set forth on Section 5.15(j) of the Disclosure Schedule, all documentation necessary to confirm and effect the ownership interest of the Company in the Registered Business IP which is owned in whole or in part by the Company as required to be listed in Section 5.15(b) of the Disclosure Schedule, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices, as applicable.

(k)                                  No unauthorized disclosure of any trade secrets used in the business of the Company (“Business Trade Secrets”) has been made. The Company has taken all commercially reasonable steps required in accordance with sound business practice to establish policies and procedures requiring employees and agents with access to the Business IP to maintain the confidentiality of non-public information relating to the Business IP and the inventions, Business Trade Secrets, know how and other proprietary rights of the Company, and to appropriately restrict the use thereof.

(l)                                     No current employee of the Company, and no former employee who, within the last five years, was an employee of the Company, has violated any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by the Company such employee’s performance of the business of the Company or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by the Company.

(m)                               The IT Systems owned by or licensed to the Company are adequate for their intended use and for the operation of the business of the Company as currently operated, and are in good working condition (normal wear and tear excepted).

(n)                                 Any Business IP which has been created by any independent contractor or other third party for the Company, other than Business IP owned by third parties and licensed to the Company pursuant to license agreements described in Section 5.15 (c) or 5.15(d) of the Disclosure Schedule, is the subject of a proper written assignment and/or work made for hire agreement prescribing that the Company is the owner of such Business IP.

Section 5.16                            Title to Assets. Except as disclosed on the Financial Statements, or on Section 5.16 of the Disclosure Schedule, the Company has good, valid and marketable title (subject to no Liens or claims of whatever nature) to all properties and assets that the Company purports to own, and is a party to all leases and other agreements, necessary to permit it to carry on its business as presently and historically conducted. Except for inventory sold in the Ordinary Course of Business or other assets disposed of as permitted by this Agreement, the Company will, on the Closing Date, own or possess all assets owned by, leased and/or licensed to the Company on the date of this Agreement, and all assets acquired thereafter as permitted or contemplated by this Agreement (such assets hereafter called the “Company Assets”). The Company Assets constitute all of the assets necessary to operate the business of the Company as it is presently being conducted, and are reflected on the Interim Financial Statements or were acquired (whether by purchase or lease) or disposed of in the Ordinary Course of Business after the date of such Interim Financial Statements.

Section 5.17                            Employee Benefits.

(a)                                  Section 5.17(a) of the Disclosure Schedule contains a list of (i) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including 401(k) plans, pension plans and other plans that are intended to meet the qualification requirements under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and life insurance, health, disability and other welfare plans, and (ii) each nonqualified employee benefit plan, or deferred compensation, bonus, severance, stock option, restricted stock, performance share, phantom stock or incentive plan, profit sharing, supplemental retirement, employment agreement, severance agreement, post-retirement insurance or other employee benefit or fringe benefit program, agreement arrangement or policy, in each case which, at any time during the six-year period ending on the Closing Date, is or has been maintained for any employees of the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate has made or was required to make contributions (each a “Plan”, and collectively, the “Plans”). An “ERISA Affiliate” means any Person that, together with the Company, would at any relevant time be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b)                                 The Company has provided to Purchaser copies of (i) all documents that set forth the terms of each Plan and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies, (iii) a written description of any Plan that is not otherwise in writing, (iv) all insurance policies purchased by or to provide benefits under any Plan, (v) financial statements and audit reports, if any were completed, for the most recent Plan year, and investment manager and other investment-related contracts to which the Company, the Plan or a Plan trustee or fiduciary is a party, for any Plan, (vi) with respect to Plans that are qualified plans under Section 401(a) of the Code, the most recent determination letter for each such Plan and (vii) if applicable, annual reports (Form 5500) for each Plan for the most recent three Plan years ending prior to the Closing Date.

(c)                                  The Company has performed in all material respects all of its obligations under all Plans. All of the Plans are in compliance in all material respects with ERISA, the Code and other Applicable Laws and related regulations and interpretations, and with the terms of all applicable plan documents. No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any Plan. The Company has no liability for any excise taxes to the IRS with respect to any Plan imposed by Chapter 43 of the Code. Other than routine claims for benefits submitted by participants or beneficiaries, no claim, investigation, audit or proceeding against or involving any Plan is pending or, to the Knowledge of the Company, is threatened. All contributions payable to each Plan for all benefits earned and other liabilities accrued through the Closing Date determined in accordance with the terms and conditions of such Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the balance sheet of the Company as of the Closing Date. All insurance premiums due with respect to any Plan on or before the Closing Date will have been paid as of the Closing Date.

(d)                                 Each retirement Plan of the Company intended to be so qualified is qualified under Code Section 401(a) and its related trust is exempt from federal income Tax under Code Section 501(a) and is the subject of a favorable IRS determination or opinion letter that takes into consideration that the Plan has been amended for GUST (as defined in IRS Revenue Procedure 2002-6). Nothing has occurred since the date of such determination that would adversely affect such determination or opinion letter or the qualified and Tax exempt status of such Plan. Each such Plan has timely been amended to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequently required legislation and regulations or is within the remedial amendments period for making such amendments.

(e)                                  Except as disclosed on Section 5.17(e) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has established, maintained or contributed to any Plan that is a voluntary employees’ beneficiary association under Code Section 501(c)(9), any organization or trust described in Code Section 501(c)(17) or 501(c)(20), or welfare benefit fund as defined in Code Section 419(e). Neither the Company nor any ERISA Affiliate has established, maintained or contributed to any Plan that is (i) subject to Title IV of ERISA, or (ii) a multiemployer plan as defined in Section 3(37) of ERISA. Except to the extent required under Section 601 et seq. of ERISA and Code Section 4980B, neither the Company nor any ERISA Affiliate provides health, life or other welfare benefits to any retired or former employee.

(f)                                    To the extent that any Plan constitutes a “deferred compensation plan” within the meaning of Code Section 409A, such Plan has been operated in good faith compliance with Code Section 409A, including the final regulations promulgated thereunder. Except as disclosed on Section 5.17(f) of the Disclosure Schedule, no award of equity, equity rights or options to purchase stock or any other equity interest has been made under any Plan with an exercise price less than fair market value as of the grant date or which has been backdated, altered or granted with an effective date which is other than the date on which the award was actually made.

(g)                                 Except as disclosed on Section 5.17(g) of the Disclosure Schedule, the consummation of the transactions described in this Agreement will not result in the payment, vesting or acceleration of any benefit under or in connection with any Plan.

Section 5.18                            Employees and Labor.

(a)                                  Section 5.18(a) of the Disclosure Schedule sets forth a true and complete list of the names, hire dates, current salary rates and titles of all present officers and employees of the Company, together with a summary showing such salaries, bonuses, additional compensation, accrued vacation pay, group insurance and other like benefits, if any, paid or payable to such persons for the most recent fiscal year, and the amount of such benefits being accrued for such persons as of the Closing Date.

(b)                                 Except as set forth in Section 5.18(b) of the Disclosure Schedule, the Company is not a party to any collective bargaining or similar agreement or other labor union contract applicable to persons employed by it. There are and have been no strikes, slowdowns, work stoppages or lockouts, by or with respect to any of the employees of the Company in connection with the operation of the Company’s business. Except as set forth in Section 5.18(b) of the Disclosure Schedule, the Company has not agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company. To the Knowledge of the Company, no employee or employees of the Company or any union or other organization (or representative thereof) is seeking or claiming to represent the Company’s employees. Section 5.18(b) of the Disclosure Schedule is a true and complete list of all labor and employment grievances or controversies pending or, to the Knowledge of the Company, threatened against the Company. Except as set forth on Section 5.18(b) of the Disclosure Schedule, there is not presently pending any labor or employment dispute against or, to the Knowledge of the Company, affecting the Company.

(c)                                  Except as set forth on Section 5.18(c) of the Disclosure Schedule, each of the Company has complied in all material respects with all Applicable Laws relating to the employment of labor , including any provisions thereof relating to (i) wages and hours, bonuses and commissions, fringe benefits and employee health and welfare benefits plans; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) plant closing, mass layoff, immigration, workers’ compensation, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986.

(d)                                 Except as set forth on Section 5.18(d) of the Disclosure Schedule, no employee and/or independent contractor of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and the Company, or, to the Knowledge of the Company, any other Person, that has or will have a Material Adverse Effect on the performance of the employee’s duties as an employee of the Company following the Closing.

(e)                                  Section 5.18(e) of the Disclosure Schedule correctly states the number of employees laid off by the Company in the 90 days preceding the date of this Agreement.

(f)                                    Except as described on Section 5.18(f) of the Disclosure Schedule, the employment of each employee of the Company is terminable at will without cost to the Company except for payments required under any Plan and the payment of accrued salaries or wages and vacation pay. Other than as required by law, no employee or former employee has any contractual right to recall or rehire prior to the Company or any of its Employees employing a person not previously employed by it.

(g)                                 All independent contractors who have worked for the Company at any time are and have been properly classified as independent contractors pursuant to all applicable regulations.

(h)                                 Except as described on Section 5.18(h) of the Disclosure Schedule, no employee of the Company whose annual cash compensation exceeds $100,000 has terminated, or given the Company notice of his intent to terminate, his employment with the Company during the six months prior to the date of this Agreement, or, to the Knowledge of the Company, intends to terminate employment with the Company prior to or following the Closing. The Company has not taken any action that was specifically intended to dissuade any employee of the Company from continuing employment with the Company following the Closing.

Section 5.19                            Insurance.

(a)                                  Section 5.19 of the Disclosure Schedule is a true and complete list of all insurance policies in force with respect to the business of the Company, any of its assets or any of its directors or officers (in their capacities as such) (the “Insurance Policies”), specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy. Copies of (i) all such policies and pending applications, if any, and (ii) a summary of the loss experience of the Company under such policies have been made available to Purchaser.

(b)                                 No notice of cancellation or termination of any insurance policy listed in Section 5.19 of the Disclosure Schedule has been received by the Company with respect to any such policy, and each such policy is legally valid, binding, enforceable and in full force and effect.

(c)                                  During the past three years, the Company has not been denied insurance for any reason with respect to any insurance policy for which it applied. The Company is not in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Within the last three years, the Company has not incurred any material loss, damage, expense or liability known to the Company and covered by any such insurance policy for which it has not properly asserted a claim under such policy. Unless notified to the contrary in writing by Purchaser, the Company will use its commercially reasonable efforts to continue such policies in force and effect through the Closing Date.

Section 5.20                            Taxes.

(a)                                  Except as set forth in Section 5.20(a) of the Disclosure Schedule, the Company has (i) filed (or has had filed on its behalf) on a timely basis including proper extensions, all material Tax Returns as required to be filed by it, and all such Tax Returns reflect accurately all liability for Material Taxes of the Company and are true and complete , and (ii) paid all Material Taxes due and owing by the Company for any Pre-Closing Tax Period (whether or not shown on any Tax Return filed by the Company). For purposes hereof, “Material Taxes” means an aggregate amount of all Taxes owing by the Company in excess of Fifty Thousand Dollars ($50,000).

(b)                                 Except as set forth on Section 5.20(b) of the Disclosure Schedule, (i) no federal, state, local or foreign audits, examinations or other proceedings are pending with regard to any Taxes or Tax Returns of the Company, and (ii) the Company has not, within the past 12 months, been contacted by, and is not currently corresponding with, any state or local government with respect to its requirement to file Tax Returns or to pay any Taxes. The Company has delivered to Purchaser true and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2004.

(c)                                  There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax-related deficiencies against the Company.

(d)                                 All Taxes that the Company is required by Applicable Law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, shareholders or other third Persons have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority or are held separately or reserved for such purpose.

(e)                                  The Company is not, nor has it been, a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)                                    The Company is not, and, within the past five years, has not been, a party to any contract under which the Company has agreed to share Tax liability of any Person.

(g)                                 Except as set forth on Section 5.20(g) of the Disclosure Schedule, there are no Liens for Taxes upon the assets of the Company, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith.

(h)                                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period (or portion thereof) ending after the Closing Date as a result of any:

(1)                                  except as set forth on Section 5.20(h)(1) of the Disclosure Schedule, change in method of accounting for a Tax Period ending on or prior to the Closing Date;

(2)                                  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(3)                                  intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(4)                                  installment sale or open transaction disposition made on or prior to the Closing Date; or

(5)                                  prepaid amount received on or prior to the Closing Date.

(i)                                     The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)                                     “Taxes” means any and all taxes, charges, fees, levies or other assessments, including net income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer, recording, gross income, alternative or add-on minimum, environmental, goods and services, inventory, capital stock, profits, single business, employment, severance, stamp, unemployment, customs and duties taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term will include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(k)                                  “Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Tax Authority or that has been or is required to be furnished to any Tax Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

Section 5.21                            No Litigation.

(a)                                  Except as disclosed on Section 5.21(a) of the Disclosure Schedule, (i) there are no claims, actions, suits, proceedings, or consent decrees pending or threatened in writing (A) against or, to the Knowledge of the Company, affecting the Company or (B) involving any properties, assets or business of the Company, in each case at law or in equity or admiralty or before any Governmental Authority which involve any claim (x) in excess of $25,000 individually or in the aggregate or (y) for products liability, and (ii) there are no outstanding orders, awards, judgments, writs, injunctions or decrees of any arbitrator or Governmental Authority (A) against or, to the Knowledge of the Company, affecting the Company or (B) involving any properties, assets or business of the Company. To the Knowledge of the Company, there is no state of facts likely to mature into a claim (other than pursuant to the warranties disclosed on Section 5.23 of the Disclosure Schedule) against the Company for products liability. Section 5.21(a) of the Disclosure Schedule sets forth a summary of all product liability claims (whether or not covered by insurance) against the Company during the period beginning January 1, 2000 and ending on the date of this Agreement.

(b)                                 Except as disclosed on Section 5.21(b) of the Disclosure Schedule, all claims and other matters required to be disclosed on Section 5.21(a) of the Disclosure Schedule are covered by insurance policies in full force and effect, and all deductible amounts related thereto and the portion of such deductible that has been satisfied as of June 30, 2007 are also set forth on Section 5.21(b) of the Disclosure Schedule.

Section 5.22                            Environmental, Health and Safety Matters.

(a)                                  The Company is, and at all times has been, in compliance in all material respects with all Environmental Laws and Environmental Permits. Except as set forth in Section 5.22(a) of the Disclosure Schedule, the Company has not received any written notice at any time since November 1, 2002 from any Governmental Authority or any other Person regarding any non-compliance with, violation of, or material liability under any Environmental Law or Environmental Permit. To the Knowledge of the Company, (i) there is no present or ongoing investigation, review, or proceeding by any Governmental Authority that could reasonably be expected to result in a notice of non-compliance with, violation of, or material liability under any Environmental Law; and (ii) there is no event, omission, or condition that could reasonably be expected to result in such notice.

(b)                                 Except as set forth in Section 5.22(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against or relating to Company, and there are no pending or, to the Knowledge of the Company, threatened claims by Company employees or contractors against third parties arising from exposure to Hazardous Material.

(c)                                  The Company has made available to Purchaser true and complete copies of all material environmental documentation in the Company’s possession related to the Company or Company Leased Real Property and all material documentation in the Company’s possession related to employee health and safety including reports, studies, analyses, tests or monitoring relating to the (i) compliance (and any non-compliance) by the Company with all Environmental Laws; (ii) the environmental condition of all of the Company Leased Real Property, any real property previously owned, leased or occupied by the Company, or any properties adjacent to the Company Leased Real Property; (iii) all reports, studies, analyses, tests, or monitoring related to employee health and safety; and (iv) the disposal of any Hazardous Material generated, transported, stored, or treated by or for the Company.

(d)                                 The Company has obtained and maintains all Environmental Permits that are required or necessary for the operation and business of the Company, for the Company Leased Real Property and facilities, and for all activities and operations by the Company at or through such properties and facilities. All such Environmental Permits are in full force and effect and are listed on Section 5.22(d) of the Disclosure Schedule. To the Knowledge of the Company, there is no (i) present or ongoing investigation, review, or proceeding by any Governmental Authority that could reasonably be expected to result in a notice of violation or non-compliance with, or a revocation, non-renewal, or modification of, any such Environmental Permit; or (ii) event, omission, or condition that could reasonably be expected to result in a notice of violation or non-compliance with, or a revocation, non-renewal or modification of, any such Environmental Permit.

(e)                                  Except as set forth on Section 5.22(e) of the Disclosure Schedule, to the Knowledge of the Company, no site or property to or at which the Company transported or disposed, or arranged for the transportation or disposal, of a Hazardous Material is currently undergoing investigation, remediation, or other Hazardous Material response action, and no such site or property is currently listed on or proposed for listing on the United States Environmental Protection Agency’s National Priorities List or any other similar Governmental Authority list, schedule, or log of properties or sites that require or could require investigation, monitoring, remediation, or other environmental response action.

(f)                                    Except as set forth on Section 5.22(f) of the Disclosure Schedule, to the Knowledge of the Company, there are no underground storage tanks located at or on the Company Leased Real Property or, to the Knowledge of the Company, there are no underground storage tanks installed or operated by the Company remaining at any of the real property previously owned, leased, or occupied by the Company.

(g)                                 Except as disclosed on Section 5.22(g) of the Disclosure Schedule, there have been no releases, discharges, or emissions of any Hazardous Material from any tank, pump, filter, or other equipment while owned, operated, or leased by the Company that require or necessitate any investigation, monitoring, remediation, or other environmental response action under any Environmental Law.

(h)                                 Except in compliance in all material respects with all Environmental Laws, no Hazardous Material is or has been stored, transported, disposed, treated, generated, released, or managed by the Company.

(i)                                     Except as disclosed on Section 5.22(i) of the Disclosure Schedule, to the Knowledge of the Company, there are no past or present facts, actions, activities, omissions, circumstances, occurrences, conditions or incidents, including the release or presence of Hazardous Material, that could reasonably be expected to:  (i) form the basis of an Environmental Claim against or relating to the Company or (ii) require the filing or recording by the Company with any Governmental Authority any notice or restriction relating to the presence of Hazardous Material at any of the properties owned, leased or occupied by the Company.

(j)                                     For the purposes of this Agreement:

(1)                                  “Environmental Claims” means any and all administrative, regulatory or judicial actions, causes of action, suits, proceedings, investigations, requests or demands for information or documents, including requests for information under any Environmental Law, decrees, judgments, demands, demand letters, orders, claims, liens, notices of violation or noncompliance, in each case, arising under any Environmental Law, or arising from the actual or alleged presence, release or threatened release of or exposure to or damage caused by any Hazardous Material, including contract claims arising under leases and claims involving liability in tort, strict, absolute or otherwise, including, regardless of merit, any and all claims for or relating to: (A) enforcement, assessment, evaluation, investigation, mitigation, cleanup, removal, remediation or other response activities; (B) damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief, (C) personal injury, property damage or reduction in property value relating to or arising from exposure to or a release of any Hazardous Material; (D) injury to or threat of injury to human health, safety, natural resources or the environment, or (E) fines, penalties, fees (including legal and consultant fees), losses, liens, liability, costs of investigation or proceedings.

(2)                                  “Environmental Laws” means all federal, state, local, laws, statutes, ordinances, codes, rules, regulations, administrative policies, publicly available guidance documents, and judicial decisions relating to or regulating human or occupational health or safety, or industrial hygiene or environmental conditions, or hazardous or toxic substances, materials, and wastes, including the transportation thereof, or protection of the environment or natural resources, or pollution or contamination of the air, soil, surface water or groundwater, and includes, by way of example and not limitation, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 740l-7671q, similar state statutes, and regulations relating to or implementing such federal and state statutes.

(3)                                  “Environmental Permits” means any and all permits, authorizations, licenses, registrations, certificates, consents, orders, consent decrees, approvals, waivers, variances or adjusted standards that are required by or are filed with or issued by any Governmental Authority pursuant to or under any Environmental Law.

(4)                                  “Hazardous Material” means any substance or material that is considered, described, characterized or listed as a toxic or hazardous substance, waste or material, or a pollutant, or a contaminant, or an infectious waste, or words of similar import, in or under any Environmental Law, or chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under any Environmental Law, and includes but is not limited to asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products (including gasoline, diesel fuel and the constituents thereof), waste or used petroleum oils, methyl tertiary-butyl ether, polychlorinated biphenyls, styrene, acetone, urea formaldehyde, radon gas, radioactive matter.

Section 5.23                            Product Warranties. Except as set forth in Section 5.23 of the Disclosure Schedule, (a) the Company has not made any written or oral warranties with respect to products sold by the Company prior to the date of this Agreement which are in force as of the date of this Agreement; and (b) there are no claims asserting product or service defects pending, anticipated or, to the Knowledge of the Company, threatened against the Company with respect to the products or services sold or services performed by the Company prior to the date of this Agreement. The total warranty claim expense incurred by the Company has not exceeded $157,000 in any one year since January 1, 2000. Section 5.23 of the Disclosure Schedule sets forth a description of accounting treatment of warranty claims and reserves. Based upon the Company’s historical experience, the reserve for warranty claims as set forth in the Company’s Financial Statements is an adequate reserve for such claims. Except as set forth in Section 5.23 of the Disclosure Schedule, no products manufactured or sold by the Company in the last five years contain a pattern of defects in design, workmanship or materials (including in the parts and components incorporated into such products) which could cause damage, malfunction or failure in such products (or in any part or component of such products) significantly in excess of the historical pattern of warranty claims experienced by the Company with respect to such types of defects. Except as set forth on Section 5.23 of the Disclosure Schedule, there have been no product recalls relating to the products produced or sold by the Company (including in the parts and components incorporated into such products). Except as set forth on Section 5.23 of the Disclosure Schedule, the products produced by the Company are, and at all times up to and including the sale thereof have been, in compliance in all material respects with all Applicable Laws, Permits and applicable industry and customer standards.

Section 5.24                            Compliance with Laws; Permits.

(a)                                  The Company is and has at all times been in compliance in all material respects with all Applicable Laws and Permits.

(b)                                 Section 5.24 of the Disclosure Schedule contains a list of each Permit (i) currently issued to the Company or (ii) required for the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business or to permit it to own and use its assets in the manner it currently owns and uses them. Each such Permit is in full force and effect to the extent necessary to operate the business of the Company as presently conducted. The Company is in compliance in all material respects with all of the terms and requirements of each such Permit, and no proceedings are pending or, to the Knowledge of the Company, threatened, that could result in the revocation or limitation of any Permit.

Section 5.25                            Related-Party Transactions. Except as set forth in Section 5.25 of the Disclosure Schedule and except for intercompany transactions between or among the Company and its Affiliates which have been taken into consideration in preparing the Financial Statements:

(a)                                  There is no Debt between the Company or any of its Affiliates, on the one hand, and any Shareholder or any officer, director or employee of the Company, any of its Affiliates or any Shareholder, or any of their family members, on the other;

(b)                                 No Significant Shareholder and no such officer, director or employee of the Company or any of its Affiliates or any family member of any of the foregoing owns, in whole or in part, or provides or causes to be provided to the Company or any of its Affiliates, any assets, services or facilities of the Company or any of its Affiliates;

(c)                                  Neither the Company nor any of its Affiliates provides or causes to be provided any assets, services, or facilities to any Shareholder or such officer, director or employee of any Shareholder or the Company or its Affiliates or any family member of any of the foregoing;

(d)                                 Neither the Company nor any of its Affiliates beneficially owns, directly or indirectly, any investment in or issued by any Shareholder or such officer, director, employee or Affiliate of any Shareholder or any family member of any of the foregoing; and

(e)                                  Neither the Company nor any of its Affiliates has made any payment to any Shareholder or its Affiliates, officers, directors or employees or the family members of any of the foregoing since the date of the Interim Financial Statements (other than compensation to employees of the Company or pursuant to existing contractual or Tax sharing arrangements disclosed in Section 5.25 of the Disclosure Schedule).

Section 5.26                            Books and Records. The minute books and corporate records of the Company contain true and materially complete copies of the minutes of all formal board of directors, director committee or shareholders meetings and of all written consents executed in lieu of the holding of any such meeting, in each case to the extent such minutes or written consents include material actions of the board of directors of the Company or the Shareholders.

Section 5.27                            Customers and Suppliers. Section 5.27 of the Disclosure Schedule sets forth a true and complete list of the top 20 customers and top 10 suppliers of the Company, as measured by dollar volume for the fiscal year ended December 31, 2006. The relationships of the Company with the customers and suppliers identified on Section 5.27 of the Disclosure Schedule are commercial working relationships. To the Knowledge of the Company, no such customer or supplier intends to (a) discontinue its relationship with the Company, (b) reduce (on a net basis) the business that it conducts with the Company or (c) change the terms upon which it is prepared to purchase products from, or supply, the Company.

Section 5.28                            Confidentiality Agreements. Any prospective purchaser of the Company who has received proprietary information regarding the Company in connection with the process leading up to the transactions contemplated by this Agreement has executed a separate confidentiality agreement in form and substance similar to the Confidentiality Agreement.

Section 5.29                            Brokers and Finders. Except for Stifel, Nicolaus & Company, Incorporated, neither the Significant Shareholders, the Company nor any of their respective officers, directors or employees has employed any broker, investment banker, intermediary, finder or firm acting on behalf of the Company or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fee, directly or indirectly, in connection with this Agreement or the transactions contemplated by this Agreement.

Section 5.30                            Full Disclosure. No representation or warranty in this Agreement (including the Disclosure Schedule) and no statement contained in any document or certificate delivered by or on behalf of the Company at Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants, as of the date of this Agreement and as of the Closing Date, to the Company and the Significant Shareholders as follows:

Section 6.1                                   Organization and Good Standing.

(a)                                  Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and (ii) has full power and authority to own, operate and lease its properties and carry on its business as it is now being conducted.

(b)                                 Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and (ii) has full power and authority to own, operate and lease its properties and carry on its business as it is now being conducted. A copy of the articles of incorporation, and all amendments thereto, of Merger Sub, as certified by the Secretary of State of the State of Alabama, and of Merger Sub’s bylaws, as amended to date, which have previously been delivered to the Company, are true and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended and in effect on the date of this Agreement.

Section 6.2                                   Authorization; Valid and Binding Agreement. Each of Purchaser and Merger Sub has the full corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements. The execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub. This Agreement and the Ancillary Agreements constitute a valid and binding agreement of each of Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 6.3                                   No Violations. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (a) violates or will violate the articles of incorporation or bylaws of Purchaser or Merger Sub, (b) violates, conflicts with, constitutes or will constitute a breach or violation of any term or provision of, or a default under, acceleration, termination or modification of the terms of, or entitle any party to declare such a default, or to accelerate, terminate or modify the terms of or under (in each case with or without notice or lapse of time or both), any provision of any indenture, mortgage, lease, license, contract, loan, note, bond, agreement, instrument or other obligation to which Purchaser or Merger Sub is a party, or by which either of them or any of their assets and properties are or may be bound or affected, (c) violates or will violate, or conflict with any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, judgment, award or other order of any Governmental Authority or body having jurisdiction over Purchaser or Merger Sub or any of their assets and operations, (d) violates any Permit currently issued to Purchaser or Merger Sub or required for Purchaser or Merger Sub to lawfully conduct and operate their business in the manner they currently conducts and operates such business or to permit it to own and use their assets in the manner they currently own and use them, or (e) results in the creation or imposition of any Liens with respect to any of the assets or properties of Purchaser or Merger Sub.

Section 6.4                                   Brokers and Finders. Neither Purchaser, Merger Sub nor any of their respective officers, directors or employees has employed any broker, investment banker, intermediary, finder or firm acting on behalf of Purchaser or Merger Sub or any of their Affiliates or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fee, directly or indirectly, in connection with this Agreement or the transactions contemplated by this Agreement.

Section 6.5                                   No Litigation. There are no claims, actions or proceedings pending or, to the knowledge of Purchaser and Merger Sub, threatened, against either or any of either’s assets, other than claims, actions or proceedings that, individually or in the aggregate, are not material to either’s ability to perform its obligations hereunder and are not reasonably likely to prohibit, restrict or delay the performance of this Agreement by either.

Section 6.6                                   Financial Ability. At the time of the Closing, Purchaser will have immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

Section 7.1                                   Conduct of Business. During the period from the date of execution of this Agreement through the Closing Date:

(a)                                  The Company and the Significant Shareholders will use their commercially reasonable efforts to (i) preserve the business of the Company intact and the good will of its customers, suppliers and others with whom it has business relations and (ii) cause the Company to comply in all material respects with all Applicable Laws.

(b)                                 Except as provided in Section 7.1(b) of the Disclosure Schedule or as is otherwise permitted, contemplated or required by this Agreement, without the prior written consent of Purchaser, the Company will not, and the Significant Shareholders will not permit the Company to:

(1)                                  sell or otherwise dispose of or encumber, or contract to sell or otherwise dispose of or encumber, any of its properties or assets, other than sales of inventory in the Ordinary Course of Business, or permit, allow or suffer any of the assets of the Company to become subjected to any Lien, other than Permitted Liens;

(2)                                  take any action or course of action inconsistent with its compliance with the covenants and agreements of the Significant Shareholders hereunder or the consummation of the transactions contemplated by this Agreement, or which might have a Material Adverse Effect on the interest of Purchaser hereunder or the value of the Company as a going concern;

(3)                                  permit any material deterioration in the conduct of the business or assets of the Company;

(4)                                  establish any new employee benefit or, except as and to the extent required by Applicable Law, amend any existing Plan, for, or increase the compensation of, any officers or employees of the Company, other than in the Ordinary Course of Business, or enter into any new arrangements or contracts relating to management, sales, executive or clerical services extending beyond the Closing Date;

(5)                                  make any modification or change in, or sell or dispose of, any existing right, franchise, concession, license, patent, patent application, trademark, service mark, trade name, copyright, Business IP contract listed in Section 5.15(c) of the Disclosure Schedule, Company Real Estate Lease, Material Contract, commitment or agreement referred to in this Agreement or in any Schedule to this Agreement;

(6)                                  fail to operate the business of the Company substantially in the manner in which it is presently being operated, maintaining in good condition its business premises, plant, fixtures, furniture and equipment, reasonable wear and tear excepted;

(7)                                  amend the articles of incorporation, bylaws or other similar corporate governance instrument of the Company, or subdivide or reclassify in any way any of capital stock of the Company or change or agree to change in any manner the rights of the outstanding capital stock of the Company;

(8)                                  make any payments or other distributions of cash on or prior to the Closing Date, including with respect to employee compensation, bonuses or management fees, to any Shareholder, or any Affiliate or family member of any Shareholder, other than as contemplated in subsection (9) of this Section 7.1(b) below;

(9)                                  declare or pay any dividend or make any other distribution whether or not upon or in respect of any of its capital stock, or other equity interests, of the Company; provided, however, that dividends and distributions of Cash may be made to the Shareholders by the Company up to and including the day immediately preceding the Closing Date;

(10)                            redeem, purchase or otherwise acquire any of the Shares, or with respect to the Company, any other equity interests of any Person, including the Company;

(11)                            issue or sell any shares of capital stock or other equity interests of the Company, or securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe to, such shares or equity interests, except for the issuance of any Shares upon the valid exercise of any Options;

(12)                            adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization;

(13)                            make any loan or advance to the officers, directors, employees, consultants, agents or equity holders of the Company, other than travel advances, expense reimbursement and similar payments in the Ordinary Course of Business;

(14)                            make any change in any method of accounting or accounting practice or policy of the Company other than those required by GAAP;

(15)                            make or incur any capital expenditure (except as contemplated by Section 7.10);

(16)                            make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or credit or take or fail to take any other action if such action or failure to take such action would increase the Tax liability of the Company;

(17)                            enter into, modify or terminate any lease of real property, except any renewals of existing leases in the Ordinary Course of Business;

(18)                            accelerate, terminate, modify or cancel any contract involving consideration in excess of $50,000 under each such contract or $500,000 under such contracts in the aggregate;

(19)                            waive any right of value to the business of the Company;

(20)                            except in the Ordinary Course of Business, make or incur any Debt on behalf of the Company;

(21)                            except as required by Applicable Law (including Code Section 409A), enter into or modify any agreement with any director, officer, employee, or Shareholder, or any Affiliate of the foregoing; or

(22)                            agree, whether or not in writing, to do any of the foregoing.

Section 7.2                                   Certain Pre-Closing Transactions. Except for those agreements or arrangements set forth on Section 7.2 of the Disclosure Schedule effective on or prior to the Closing Date, the Company will terminate all agreements or arrangements with its Affiliates (the “Terminated Affiliate Transactions”).

Section 7.3                                   Access and Inspection. The Company and the Significant Shareholders will provide, and the Significant Shareholders will cause the Company to provide, Purchaser and its representatives reasonable access during normal business hours from and after the date of this Agreement until the Closing, to its properties and books and records (including the right to make copies and extracts) and to other information (including information concerning the Shares, the business and the Company) and, with the prior consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), employees and personnel of the Company reasonably requested by Purchaser for the purpose of making a continuing investigation, as Purchaser reasonably deems necessary or advisable; provided, that Purchaser will provide the Company with reasonable advance notice; and provided, further, that Purchaser and its representatives will not unreasonably disrupt the personnel and operations of the Company.

Section 7.4                                   Consents and Conditions; HSR Act.

(a)                                  Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to cause the Closing to occur, including using commercially reasonable efforts to obtain or transfer all Permits, consents, qualifications and orders of Governmental Authorities as are necessary for the consummation of the transactions contemplated by this Agreement and Purchaser’s operation of the business of the Company as of the Closing in the Ordinary Course of Business, to effect all necessary registrations and submissions of information requested by Governmental Authorities, and to fulfill the conditions to the transactions contemplated by this Agreement. Further, the parties will act in good faith to take or cause to be taken all appropriate action to satisfy the conditions set forth in ARTICLE VIII, and no party will intentionally take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE VIII not being satisfied.

(b)                                 Without limiting the generality of the foregoing, as promptly as practicable after the date of this Agreement, the parties to this Agreement will properly prepare and file any other filings required by any Governmental Authority relating to the transactions contemplated by this Agreement (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). The parties to this Agreement will each promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Authority or official, and the parties to this Agreement will each supply the other with copies of all correspondence between such party and any other appropriate governmental official with respect to any Other Filings. The parties to this Agreement covenant and agree to use commercially reasonable efforts to obtain the approval of any Governmental Authority (including any approval, if required, under the HSR Act), necessary to consummate the transactions contemplated by this Agreement. Merger Sub will be responsible for all of the filing fees payable under the HSR Act and any other antitrust law applicable to the transaction contemplated by this Agreement.

Section 7.5                                   No Shopping.

(a)                                  From the date of this Agreement through the date set forth in Section 11.1(b)(1), neither the Significant Shareholders nor the Company will, nor will any of them authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by any of them to, (i) solicit, initiate or encourage the submission of a proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any Other Bid (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, or (iii) enter into any agreement with respect to any Other Bid; provided, however, that if, and only if, prior to the approval of this Agreement and the transactions contemplated hereby by the Shareholders, at the meeting held pursuant to Section 7.11, the Company receives an unsolicited indication of interest from any Person relating to an Other Bid that the board of directors of the Company determines, reasonably and in good faith after reasonable investigation in consultation with and based on the advice of its outside financial advisor, is or could reasonably be expected to lead to a Superior Proposal (as defined below), then the Company may, pursuant to a customary confidentiality agreement with terms not more favorable to such Person than to Purchaser under the Confidentiality Agreement (as defined in Section 7.6(b)) and in each case upon prior written notice to Purchaser of at least two Business Days, (x) furnish the same information to such Person as was previously furnished to Purchaser, as revised or updated to reflect any changes or additions to such information (provided that such revised information is contemporaneously furnished to Purchaser to the extent it had not been so furnished previously), (y) negotiate, explore or otherwise engage in substantive discussions with such Person, and (z) change or withdraw its recommendation that the Shareholders vote in favor of approving this Agreement and the transactions contemplated hereby at the meeting held pursuant to Section 7.11 (provided that such amendment or withdrawal shall not limit or otherwise affect the right of Purchaser to terminate this Agreement pursuant to Section 11.1(e)), but in each case only if such board also determines, reasonably and in good faith after reasonable investigation in consultation with and based on the advice of its outside legal counsel, that failing to cause the Company to take such action would violate such board’s fiduciary duties to the Shareholders under Applicable Law.

(b)                                 The Representative promptly will advise Purchaser orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid, the identity of the Person making any Other Bid or such inquiry, and the material terms and conditions thereof. As used in this Section 7.5, “Other Bid” will mean any proposal to acquire in any manner any of the assets of the Company or any amount of Shares, other than (i) the transactions contemplated by this Agreement and (ii) the acquisition of inventory in the Ordinary Course of Business. As used in this Section 7.5, “Superior Proposal” will mean an Other Bid that the board of directors of the Company determines, reasonably and in good faith after reasonable investigation in consultation with and based on the advice of its outside financial advisor, is more favorable for the Shareholders than the transactions contemplated by this Agreement from a financial point of view; provided, however, that an Other Bid will not be deemed to be a Superior Proposal unless it involves consideration per Share that exceeds the Cash Price.

Section 7.6                                   Publicity; Confidentiality.

(a)                                  Prior to the Closing, no party to this Agreement will, directly or indirectly, make or cause to be made any public announcement or issue any public notices in any form with respect to this Agreement or the transactions contemplated by this Agreement without the consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

(b)                                 Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of a confidentiality agreement dated May 9, 2007, between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which, including the provisions regarding solicitation or employment of the Company’s employees, are incorporated in this Agreement by reference. Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Company.

(c)                                  Each Significant Shareholder agrees that, from and after the Closing Date and continuing through the lesser of four years from the Closing Date or the longest time permitted by Applicable Law, such Person will, and will cause such Person’s Affiliates to, keep confidential, and will not disclose to any Person, any non-public information about Purchaser or the Company, other than information which is or becomes generally available to the public other than as a result of a disclosure by the Significant Shareholders or any person acting on their behalf (the “Confidential Information”). Nothing in this Agreement, however, will prohibit (i) any Significant Shareholder from disclosing any information (or taking any other action) in furtherance of such Person’s duties to the Company or Purchaser while acting as an employee or consultant to the Company, Purchaser or any of its Affiliates, or (ii) any Significant Shareholder from using or disclosing Confidential Information to the extent required by Applicable Law; provided, that if such party is required by Applicable Law to disclose any Confidential Information, such party will (1) provide Purchaser with prompt notice before such disclosure (to the extent reasonably practicable) in order that Purchaser may attempt to obtain, at Purchaser’s sole cost and expense, a protective order or other assurance that confidential treatment will be accorded such information and (2) cooperate with Purchaser in attempting to obtain such order or assurance , or (iii) any Significant Shareholder or the Representative from disclosing or using any information (including any Confidential Information) in connection with the enforcement of such Person’s rights hereunder or under any agreement executed in connection herewith. From and after the Closing Date and continuing through the lesser of four years from the Closing Date or the longest time permitted by Applicable Law, each Significant Shareholder will not use any Confidential Information to perform any duty for any product or service, in existence or under development, which is of the same type as, which competes with or which is intended to compete with or displace in the market, products designed, manufactured, marketed or distributed by the Company as of the Closing Date.

Section 7.7                                   Further Assurances. From and after the Closing, as and when requested by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party’s expense, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.8                                   Representations and Warranties; Notices; Updated Disclosure Schedule. Each of the Significant Shareholders and the Company agrees that it or they will not take or cause to be taken any action which would cause or constitute a breach, or would, if it had been taken prior to the date of this Agreement, have caused or constituted a breach of, any of the representations and warranties in this Agreement made by such party. The Representative will, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a Material Adverse Effect, or a breach of any of the representations and warranties in this Agreement made by the Company or the Significant Shareholders, give detailed notice thereof to Purchaser; and will use its commercially reasonable efforts to prevent or promptly to remedy such breach. On or prior to three (3) Business Days prior to the Closing, the Company and the Significant Shareholders will provide to Purchaser an updated Disclosure Schedule, revised as necessary from the version delivered as of the execution of this Agreement, excluding any sections thereof that are made with respect to specified dates, which are not required to be updated. For purposes of Section 8.1(a), Section 9.2(a), Section 9.3(a) and Section 11.1(d), no update or revision to any part of the Disclosure Schedule pursuant to this Section 7.8 shall be deemed to cure any breach of any representation or warranty as modified by the Disclosure Schedule delivered as of the execution of this Agreement.

Section 7.9                                   Books and Records. Until the third anniversary of the Closing Date, Purchaser will, to the extent necessary in connection with any Taxes or other matters relating to the business of the Company for any period ending on or prior to the Closing Date, retain and, as the Representative may reasonably request, permit the Representative and his agents reasonable access to inspect and copy, at the Significant Shareholders’ sole expense, all original books, records and other documents and all electronically archived data related to the business of the Company for such periods; provided, that the Representative and his agents will provide the Company with reasonable advance notice.

Section 7.10                            Certain Agreements. From and after the Closing but before August 6, 2008, Purchaser will invest cash in an amount equal to at least $5,000,000 in the aggregate in the Surviving Corporation. The Company will notify Purchaser at least two weeks in advance of any investment by the Company in property, plant and equipment in excess of $500,000 not included in certain baseline projections of the Company’s management delivered to Purchaser on July 14, 2007. Notwithstanding the foregoing, the $5,000,000 aggregate amount to be invested by Purchaser in the

Surviving Corporation will be reduced by any amounts invested by the Company in property, plant and equipment not included in such baseline projections.

Section 7.11                            Shareholders’ Meeting. As soon as reasonably practicable following the date hereof, the Company will hold a special meeting of the Shareholders and submit this Agreement for the purpose of obtaining approval hereof and the transactions contemplated hereby by the holders of at least two-thirds (2/3) of the outstanding Shares, in accordance with the relevant provisions of Title 10, Chapter 2B, Articles 7 and 11 of the ABCA and the articles of incorporation and bylaws of the Company. The proxy or information statement delivered by the Company to the Shareholders together with timely notice of such Shareholders’ meeting will comply in all material respects with all Applicable Laws, including with respect to the adequacy of the disclosure of the material terms and conditions of this Agreement and the transactions contemplated hereby.

Section 7.12                            Accounts Receivable. With respect to any Accounts Receivable the amount of which are paid to the Purchaser Indemnified Parties pursuant to Sections 5.8 and 9.3(a), Purchaser shall cause the Company to continue, until the date that is one year after the Closing Date, to use commercially reasonable collection activity efforts consistent with the Company’s past practices and to remit promptly, but not more frequently than quarterly, to the Paying Agent (for distribution to the Shareholders) any amount of such uncollected Accounts Receivable that are received after the Closing by Purchaser or the Company.

Section 7.13                            Directors and Officers Liability Insurance. Prior to the Closing, the Company may purchase, at its expense, “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy of the Company with respect to matters occurring prior to or at the Closing and having the same coverage limits and other terms and conditions no less favorable to each director and officer (and former director and officer) of the Company than the terms and conditions of the current policy of the Company.

Section 7.14                            Continuing Employees. For 12 months from and after the Closing Date, Purchaser shall provide, or cause to be provided, to employees of the Company who continue employment with the Surviving Corporation or Purchaser following the Closing (“Continuing Employees”) (a) a base salary or wage rate that is not less than the salary or wage rate in effect immediately prior to the Closing, (b) continuing eligibility for health coverage under the Company’s existing Blue Cross Blue Shield of Alabama health insurance policy, and (c) other employee benefits (other than defined benefit pension, retiree medical and life, nonqualified or equity-based benefits) that are substantially equivalent in the aggregate to the benefits provided to the Continuing Employees under the Plans immediately prior to the Closing Date. Continuing Employees shall receive credit for their service with the Company and any Affiliate of the Company (including for periods prior to the Company’s acquisition of the Affiliate) for purposes of eligibility and vesting under any employee benefit plan of Surviving Corporation or Purchaser under which they are eligible to participate on or after the Closing and in determining the level of benefits with respect to vacation and sick leave, in each case to the extent such service was counted under the corresponding Plan prior to the Closing Date. In the event Continuing Employees become eligible under any group health plan of Purchaser following the Closing, such Continuing Employees shall receive credit for any co-payments, deductibles or other out-of-pocket expenses paid under a group health plan of the Company or Surviving Corporation for the year in which the Closing occurred.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1                                   Conditions to Purchaser’s Obligations. The obligations of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of the Company and the Significant Shareholders contained in this Agreement or in any Ancillary Agreement (as modified by the Disclosure Schedule, but not as the Disclosure Schedule may have been updated pursuant to Section 7.8) will be true and complete in all material respects (except for such representations and warranties that are qualified by materiality and the representations and warranties set forth in Section 4.1, Section 4.2, Section 5.1, Section 5.2 and Section 5.3, which representations and warranties will be true and complete) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and complete in all material respects or true and complete, as the case may be, as of such earlier date).

(b)                                 Covenants. Each of the Significant Shareholders and the Company will have performed in all material respects all obligations required to be performed by such party under this Agreement or under any Ancillary Agreement at or prior to the Closing Date.

(c)                                  No Prohibition. No statute, rule, regulation, executive order, judgment, decree, temporary restraining order or preliminary or permanent injunction will have been enacted, entered, promulgated, enforced or issued, and no action or proceeding will be pending or threatened, at any time before any Governmental Authority by any Person seeking to restrain, invalidate or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)                                 HSR Act and Government Approvals. The applicable waiting period under the HSR Act will have expired or been terminated, and all other filings with, notices to and consents, authorizations and approvals of any Governmental Authority that are required for the consummation of the transactions contemplated by this Agreement will have been made and obtained.

(e)                                  Third-Party Consents. The Company will have obtained written consents in form and substance reasonably satisfactory to Purchaser from the Persons listed on Section 8.1(e) of the Disclosure Schedule.

(f)                                    Legal Opinion. The Representative will have delivered to Purchaser written opinions of counsel to the Company, with such opinions dated as of the Closing Date and substantially in the forms attached as Exhibits D-1 and D-2 and from the law firms indicated on such exhibits.

(g)                                 Notification of Ownership Changes. The Company will have delivered to Purchaser completed notices prepared by and executed on behalf of the Company pursuant to Federal Acquisition Regulation 52.215-19 (Notification of Ownership Changes) for each Government Contract requiring such notice upon a change of control of the Company, as set forth on Section 5.5 of the Disclosure Schedule, and notification of ownership change to the United States Directorate of Defense Trade Controls.

(h)                                 Certain Release and Termination Agreements. The Representative will have delivered to Purchaser release and termination agreements, in form and substance reasonably satisfactory to Purchaser, with respect to the matters set forth on Exhibit E.

(i)                                     Closing and Other Deliveries. The deliveries described in Section 3.2 will have been received by Purchaser substantially in the form attached as Exhibits or, if not so attached, in form and substance reasonably satisfactory to Purchaser.

(j)                                     Terminations. The Company shall have terminated all Plans relating to the Options and, except as disclosed on Section 8.1(j) of the Disclosure Schedule, all employment agreements to which the Company is a party, and provided evidence of such terminations to Purchaser.

(k)                                  Approval by Shareholders. The holders of at least two-thirds (2/3) of the outstanding Shares shall have approved this Agreement and the transactions contemplated hereby, in accordance with the relevant provisions of Title 10, Chapter 2B, Articles 7 and 11 of the ABCA and the articles of incorporation and bylaws of the Company, and evidence of such approval shall have been delivered to Purchaser.

(l)                                     Dissenting Shares. No more than 10% of the outstanding Shares shall constitute Dissenting Shares.

(m)                               Termination of Employment and Change In Control Agreement of David Cross. The Company shall have terminated the employment and the Change In Control Agreement of David Cross with the Company and delivered to Purchaser evidence of such terminations, in form and substance reasonably acceptable to Purchaser.

(n)                                 Assignment of Sublease/Estoppel. The Company shall have delivered to Purchaser an Assignment of Sublease with respect to the property at 500 Discovery Drive, Huntsville, Alabama, executed by the Company and Phoenix, Ltd., and a related Estoppel Certificate executed by the sublessee in form and substance reasonably satisfactory to Purchaser.

Section 8.2                                   Conditions to the Obligations of the Company and the Significant Shareholders. The obligations of the Company and the Significant Shareholders under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in any Ancillary Agreement will be true and complete in all material respects (except for such representations and warranties that are qualified by materiality and the representations and warranties set forth in Section 6.1 and Section 6.2, which representations and warranties will be true and complete) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and complete in all material respects or true and complete, as the case may be, as of such earlier date).

(b)                                 Covenants. Purchaser will have performed in all material respects all obligations required to be performed by Purchaser under this Agreement or under any Ancillary Agreement at or prior to the Closing Date.

(c)                                  No Prohibition. No statute, rule, regulation, executive order, judgment, decree, temporary restraining order or preliminary or permanent injunction will have been enacted, entered, promulgated, enforced or issued, and no action or proceeding will be pending or threatened, at any time before any Governmental Authority by any Person seeking to restrain, invalidate or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)                                 HSR Act and Government Approvals. The applicable waiting period under the HSR Act will have expired or been terminated, and all other filings with, notices to and consents, authorizations and approvals of any Governmental Authority that are required for the consummation of the transactions contemplated by this Agreement will have been made and obtained.

(e)                                  Closing and Other Deliveries. The deliveries described in Section 3.3 will have been received by the Representative (with those deliveries constituting Exhibits hereto substantially in the form attached hereto as Exhibits or, if not so attached, in form reasonably satisfactory to the Representative).

(f)                                    Release from Guarantees. Eyvinne C. Lee shall have been released, pursuant to documentation in form and substance satisfactory to Eyvinne C. Lee, from all guaranty obligations relating to any Debt or other indebtedness of the Company (including without limitation lease obligations) that is not satisfied and terminated in connection with the transactions contemplated by this Agreement, as set forth on Section 8.2(f) of the Disclosure Schedule.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1                                   Survival of Representations, Warranties and Covenants.

(a)                                  The representations and warranties of the parties contained in this Agreement, except those contained in Section 4.1, Section 4.2, Section 5.1, Section 5.2, Section 5.3, Section 5.9, Section 5.20, Section 5.22, Section 5.29, Section 6.1, Section 6.2 and Section 6.4, will expire and be terminated and extinguished 21 months after the Closing Date, except as to those claims that are made prior to said expiration date.

(b)                                 The representations and warranties contained in Section 4.1, Section 4.2, Section 5.1, Section 5.2, Section 5.3, Section 5.9, Section 5.20, Section 5.22, Section 5.29, Section 6.1, Section 6.2 and Section 6.4 will survive the Closing Date until 30 days following the expiration of the applicable statute of limitations.

(c)                                  All covenants and agreements, including those set forth in ARTICLE X, will survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated by this Agreement; provided, however, that the indemnification obligation set forth in Section 9.3(d) with respect to the remediation of the environmental conditions identified on Section 9.3(d) of the Disclosure Schedule will expire and be terminated and extinguished upon the earlier of (i) 30 days following the expiration of the applicable statute of limitations and (ii) the fifth anniversary of the Closing Date.

(d)                                 The waiver of any condition based upon the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification or other remedy based upon such representation, warranty, covenant or agreement.

Section 9.2                                   Indemnification by the Significant Shareholders. Subject to the limitations set forth in Section 9.1 and Section 9.5, each of the Significant Shareholders, severally but not jointly, agrees to indemnify Purchaser and its officers, directors, shareholders, members, employees, agents and lenders and their respective heirs, successors and assigns (the “Purchaser Indemnified Parties”) against, and hold them harmless from, any loss, liability, assessment, Tax, fine, penalty, claim, damage, expense or cost, including reasonable legal fees and expenses (collectively, “Damages”) actually suffered by the Purchaser Indemnified Parties based upon, arising from or relating to:

(a)                                  Any inaccuracy in or breach of any representation or warranty of such Significant Shareholder set forth in this Agreement (as modified by the Disclosure Schedule, but not as such Disclosure Schedule may be updated pursuant to Section 7.8) or in any Ancillary Agreement to which such Significant Shareholder is a party; and

(b)                                 Any breach of any covenant or agreement by such Significant Shareholder set forth in any Ancillary Agreement to which such Significant Shareholder is a party.

Section 9.3                                   Indemnification by the Company and the Significant Shareholders. Subject to the limitations set forth in Section 9.1 and Section 9.5, and subject to Section 9.8(a), the Company prior to the Closing, and the Significant Shareholders, jointly and severally, on and after the Closing, agree to indemnify the Purchaser Indemnified Parties against, and hold them harmless from, any Damages actually suffered by the Purchaser Indemnified Parties based upon, arising from or relating to:

(a)                                  Any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement (as modified by the Disclosure Schedule, but not as the Disclosure Schedule may be updated pursuant to Section 7.8);

(b)                                 Any breach of any covenant or agreement by the Company or the Significant Shareholders set forth in this Agreement;

(c)                                  Purchaser’s reliance upon the instructions or directions of the Representative (including pursuant to Section 12.5(f));

(d)                                 Any and all matters relating to a Hazardous Material set forth on Section 5.22(i) of the Disclosure Schedule, except to the extent set forth therein;

(e)                                  Any claim for indemnification against the Company by reason of the fact that any of the Company’s directors, officers, employees or agents was a director, officer, employee or agent of the Company prior to the Closing Date or was serving at the request of any such person as a partner, trustee, director, officer, employee, or agent of the Company prior to the Closing Date (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise), including with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against any or all Shareholders (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, Applicable Law, or otherwise);

(f)                                    Any reimbursement payable by the Company within 21 months after the Closing Date to any Governmental Authority as a result of an adjustment upon an audit of any payment made prior to the Closing Date to the Company by any Governmental Authority;

(g)                                 Any amount per Share paid by Purchaser with respect to Dissenting Shares in excess of the  Cash Price due pursuant to this Agreement;

(h)                                 Cancellation of any outstanding Options and payment in consideration of such cancellation pursuant to Section 1.5;

(i)                                     The Terminated Affiliate Transactions; and

(j)                                     The second item described in Section 5.21(a) of the Disclosure Schedule and the first item described in Section 5.21(b) of the Disclosure Schedule, except that with respect to the first item described in Section 5.21(b) of the Disclosure Schedule, this indemnification shall be limited, from and after the Release Date (as defined in Section 9.8(b), to $2,500,000.

Section 9.4                                   Indemnification by Purchaser. Subject to the limitations set forth in Section 9.1, Purchaser agrees to indemnify the Significant Shareholders and their respective heirs, successors and assigns against, and hold them harmless from, any Damages actually suffered by such parties based upon, arising from or relating to:

(a)                                  Any inaccuracy in or breach of any representation or warranty of Purchaser set forth in this Agreement or in any Ancillary Agreement; and

(b)                                 Any breach of any covenant or agreement by Purchaser or Merger Sub set forth in this Agreement or in any Ancillary Agreement.

Section 9.5                                   Limitations on Indemnification.

(a)                                  None of the Company, the Significant Shareholders or the Shareholders (pursuant to Section 9.8(a)) will be required to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a) or Section 9.3(a) unless the aggregate amount of Damages for which they would otherwise be required to indemnify the Purchaser Indemnified Parties under this Agreement exceeds $350,000, and in such case, they each will be required, jointly and severally, to indemnify the Purchaser Indemnified Parties for all such Damages in excess of $350,000; provided, that this limitation will not apply to inaccuracies in or breaches of the representations and warranties set forth in Section 4.1, Section 4.2, Section 5.1, Section 5.2, Section 5.3, Section 5.8, Section 5.9, Section 5.20, Section 5.22 (relating solely to the Company Leased Property located at 140 Sparkman Drive, Huntsville, Alabama 35805) and Section 5.29, and will not apply to the indemnification obligations under Section 9.2(b) and Sections 9.3(b) through (j).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of Damages for which the Company, the Significant Shareholders and the Shareholders (pursuant to Section 9.8(a)) will be obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a) or Section 9.3(a) will be $6,500,000; provided, that this limitation will not apply to inaccuracies in or breaches of the representations and warranties set forth in Section 4.1, Section 4.2, Section 5.1, Section 5.2, Section 5.3, Section 5.9, Section 5.20, Section 5.22 and Section 5.29, and will not apply to the indemnification obligations under Section 9.2(b) and Sections 9.3(b) through (j); provided, further, that the maximum amount of Damages for which the Company and the Significant Shareholders (in the aggregate) will be obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2 and Section 9.3 will be equal to the aggregate Merger Consideration received collectively by the Significant Shareholders.

(c)                                  The amount of Damages for which a Purchaser Indemnified Party may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party actually received by Purchaser or the Company or tax benefits enjoyed with respect to such matter for which indemnification is sought under this Agreement.

(d)                                 All of the provisions of this Agreement shall be interpreted to avoid requiring the Shareholders (whether out of the Escrow Fund or directly) to pay (or incur a reduction in the Merger Consideration) more than once for the same item or loss. For the avoidance of doubt, if, for example, the Estimated Closing Adjustment is greater than the Closing Adjustment reflected on the Final Statement and the Escrow Agent pays the amount of such excess to Purchaser pursuant to Section 2.4, then the Purchaser Indemnified Parties shall not be entitled to be indemnified under this ARTICLE IX to the extent of such excess.

Section 9.6                                   Procedures for Indemnification. Any party seeking indemnification under or Section 9.2,  Section 9.3 or Section 9.4 (an “Indemnified Party”) will give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this ARTICLE IX with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this ARTICLE IX (collectively, “Third-Party Claims”) (it being understood that any claim for indemnification arising out of Sections 9.3(b) through (j) shall be considered Third-Party Claims) will be governed by and contingent upon the following additional terms and conditions:  if an Indemnified Party receives, after the Closing Date, initial notice of any Third-Party Claim, the Indemnified Party will give the Indemnifying Party notice of such Third-Party Claim within such time frame as necessary to allow for a timely response (to the extent reasonably practicable) and in any event within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice will not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent the Indemnifying Party is materially adversely prejudiced by such failure. The Indemnifying Party will be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel reasonably acceptable to the Indemnified Party if it acknowledges its indemnification obligations hereunder (subject to the results of such defense) and gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party will lose its right to assume and control the defense if it will fail to diligently contest the Third-Party Claim; provided, further, that if there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel, if necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party will reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party will reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party will not, without the written consent of the Indemnified Party (which will not be unreasonably withheld, delayed or conditioned), settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Indemnified Party of a written release from all liability in respect of such Third-Party Claim. No Third-Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified

Party as provided above in this Section 9.6 will be settled by the Indemnified Party without the written consent of the Indemnifying Party (which will not be unreasonably withheld, delayed or conditioned).

Section 9.7                                   Exclusive Remedy. Except (a) with respect to remedies that are specifically set forth in the Ancillary Agreements, (b) indemnification for Taxes as provided in ARTICLE X and (c) as set forth in Section 12.10, the indemnification provided for in this ARTICLE IX constitutes the sole remedy of any party to the Agreement with respect to breaches by any other party to the Agreement of any of the representations, warranties, agreements or covenants contained in the Agreement, other than claims for or in the nature of fraud or intentional misrepresentation.

Section 9.8                                   Payments from and Release of Escrow Fund.

(a)                                  The indemnification obligations of the Company and the Significant Shareholders that are Indemnifying Parties pursuant to Section 9.3 and ARTICLE X, subject to the limitations set forth in Section 9.1 and Section 9.5 to the extent applicable, will be first satisfied from the Escrow Fund until such funds have been exhausted or the claims exceed the then-current balance in the Escrow Fund (in which case, the Shareholders shall have been responsible for such indemnification obligations), and thereafter directly by the Significant Shareholders pursuant to Section 9.3 or ARTICLE X; provided, that claims for indemnification pursuant to Section 9.2 or for breach of an Ancillary Agreement by a Significant Shareholder will not be subject to this Section 9.8(a).

(b)                                 On the first Business Day that is 21 months after the Closing Date (the “Release Date”), the parties will jointly instruct the Escrow Agent to pay to the Paying Agent (for further distribution to the Shareholders, as directed by the Representative), by wire transfer of immediately available funds to an account specified by the Representative, respectively, an aggregate amount equal to (i) the amount of the then-current balance in the Escrow Fund minus (ii) the aggregate amount of claims by Purchaser Indemnified Parties or the Representative (pursuant to Section 12.5(f)) pending on the Release Date. The parties agree that if the first item described in Section 5.21(b) of the Disclosure Schedule has not been finally settled or otherwise resolved prior to the Release Date, $2,500,000 will be retained by the Escrow Agent in the Escrow Fund (to the extent that there are sufficient funds therein) and will be treated as an amount retained in connection with a pending claim for purposes of this Section 9.8(b). With respect to any pending claims referred to in this Section 9.8(b), promptly following resolution of any such claims, the aggregate amount, if any, of such claim which has not been paid to a Purchaser Indemnified Party in connection with such resolution, and which would have been paid to the Paying Agent and the Company, if the claim had been resolved prior to the Release Date, will be paid to the Paying Agent (for further distribution to the Shareholders, as directed by the Representative), by wire transfer of immediately available funds to an account specified by the Representative.

ARTICLE X
TAX MATTERS

Section 10.1                            Tax Returns.

(a)                                  The Representative (on behalf of the Shareholders) will file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for Tax Periods ending on or before the Closing Date, and the Company will remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided, that any such income Tax Returns will be prepared on a basis consistent with the tax principles historically used by the Company in the preparation of its income Tax Returns (to the extent consistent with Applicable Law); provided, further, that the Representative will provide Purchaser with a substantially final copy of any such Tax Return proposed to be filed within 120 days after the Closing, and such filing will be subject to the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed. If, within 10 days following the delivery of the proposed Tax Return, Purchaser does not deliver to the Representative written notice of any objection to the proposed Tax Return, then the consent of Purchaser will be deemed to have been given. If Purchaser delivers a notice of objection to the Tax Return within 10 days following the delivery of the proposed Tax Return as set forth above, Purchaser and the Representative will act in good faith to resolve between themselves any objections raised by Purchaser. If Purchaser and the Representative are unable to resolve such objections within 15 days after the Representative’s receipt of Purchaser’s notice of objection, then the issues in dispute will promptly be submitted to the Chicago, Illinois office of the Accountants, who will promptly review the disputed items. The parties will promptly furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may requires and are available to that party (or its independent public accountants, subject to such independent accountants’ customary procedures for release), and will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. The Accountants will deliver to Purchaser and the Representative, as promptly as practicable, their determination of the resolution of the dispute, which will be binding and conclusive on the parties. The fees and expenses of the Accountants will be split equally between the Company, on the one hand, and the Shareholders collectively, on the other hand, such that each of the Company and the Shareholders collectively is responsible for paying one-half of such fees and expenses. To the extent that there are sufficient funds in the Expense Reserve Fund, the Shareholders’ portion of such fees and expenses will be paid therefrom. Purchaser and the Shareholders agree to cause the Company to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax Period ended as of the close of business on the Closing Date unless the relevant Tax Authority will not accept a Tax Return filed on that basis.

(b)                                 Purchaser will file or cause to be filed all Tax Returns for Taxes with respect to a Straddle Period and will remit or cause to be remitted the amount of Taxes shown on such Tax Returns; provided, that any such income Tax Returns will be prepared on a basis consistent with the tax principles historically used by the Company in the preparation of its income Tax Returns (to the extent consistent with Applicable Law); provided, further, that Purchaser will provide the Representative with a substantially final copy of any such Tax Return proposed to be filed at least 30 days before the proposed dates of filing and such filing will be subject to the consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that it shall not be unreasonable for the Representative to condition such consent, in the event that such Tax Return constitutes an amendment to the original Tax Return for the Straddle Period, on Purchaser’s agreement that the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to a breach of the representations at Section 5.20 arising out of any Tax audit following the filing of any such amendment. If, within 10 days following the delivery of the proposed Tax Return, the Representative does not deliver to Purchaser written notice of any objection to the proposed Tax Return, then the consent of the Representative will be deemed to have been given. If the Representative delivers a notice of objection to the Tax Return within 10 days following the delivery of the proposed Tax Return as set forth above, Purchaser and the Representative will act in good faith to resolve between themselves any objections raised by the Representative. If Purchaser and the Representative are unable to resolve such objections within 15 days after Purchaser’s receipt of the Representative’s notice of objection, then the issues in dispute will promptly be submitted to the Chicago, Illinois office of the Accountants, who will promptly review the disputed items. The parties will promptly furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may require and are available to that party (or its independent public accountants, subject to such independent accountants’ customary procedures for release), and will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. The Accountants will deliver to Purchaser and the Representative, as promptly as practicable, their determination of the resolution of the dispute, which will be binding and conclusive on the parties. The fees and expenses of the Accountants will be split equally between the Company, on the one hand, and the Shareholders collectively, on the other hand, such that each of the Company and the Shareholders collectively is responsible for paying one-half of such fees and expenses. To the extent that there are sufficient funds in the Expense Reserve Fund, the Shareholders’ portion of such fees and expenses will be paid therefrom.

(c)                                  Purchaser will file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company and will remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(d)                                 The Shareholders, on the one hand, or Purchaser, on the other hand, will reimburse the other party for any Taxes for which they are liable under this ARTICLE X and which are payable with Tax Returns to be filed by the other party pursuant to this Section 10.1, in each case, not later than five days prior to the date that such returns are due.

Section 10.2                            Cooperation on Tax Matters. Purchaser and the Significant Shareholders will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including any Tax Claim. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding. The Significant Shareholders and Purchaser agree, and Purchaser agrees to cause the Company, (i) to retain all books and records with respect to Tax matters relating to the Company for any Tax Period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Representative, any extensions thereof) for the respective Tax Periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Significant Shareholders and Purchaser will, and Purchaser will cause the Company to, allow the other party to take possession of such books and records. Purchaser, the Significant Shareholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

Section 10.3                            Tax Refunds. The amount or economic benefit of any refunds of, or amounts credited against, Taxes of the Company for any Tax Period ending on or before the Closing Date will be for the account of the Shareholders, including any tax refund which may be received from the State of Alabama after the Closing with respect to a Pre-Closing Tax Period. The amount or economic benefit of any refunds of Taxes of the Company for any Tax Period beginning after the Closing Date (including any refunds of Taxes relating to the carryback of any net operation loss from a Post-Closing Tax Period to a Pre-Closing Tax Period) will be for the account of Purchaser. The amount or economic benefit of any refunds of Taxes of the Company for any Straddle Period will be apportioned between the Shareholders, on the one hand, and Purchaser, on the other hand, in the manner described in Section 10.6(c). Any such amounts owing to the Shareholders or Purchaser, as applicable, as provided in this Section 10.3 will be paid by Purchaser or the Representatives, as applicable, within 10 days of the receipt of any such refunds, or the entitlement to any such credits.

Section 10.4                            Tax Sharing Agreements. The Significant Shareholders will cause the provisions of any Tax sharing agreement or similar arrangement Company to be terminated on or before the Closing Date. After the Closing Date, no party will have any rights or obligations under any such Tax sharing agreement.

Section 10.5                            Transfer Taxes. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement will be split equally between the Company, on the one hand, and the Shareholders collectively, on the other hand, such that each of the Company and the Shareholders collectively is responsible for paying one-half of such Taxes and fees (and to the extent that there are sufficient funds in the Expense Reserve Fund, the Shareholders’ portion of such Taxes and fees will be paid therefrom), and Purchaser and the Company will file all necessary Tax Returns and other documentation with respect to all such amounts, and, if required by Applicable Law, the Significant Shareholders will join in the execution of any such Tax Returns and documentation.

Section 10.6                            Tax Indemnification.

(a)                                  From and after the Closing, except for Taxes reserved for and specifically identified as such in the Final Statement which are included in the determination of Closing Net Book Value and which can be determined to be specifically accrued or reserved with respect to the item for which indemnification is sought, the Significant Shareholders will indemnify, save and hold harmless the Purchaser Indemnified Parties from and against all Damages based upon, arising from or related to (i) all Liability for Taxes of the Company, in each case for all Pre-Closing Tax Periods, (ii) any breach by the Shareholders of any covenant contained in this ARTICLE X, and (iii) all Liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable state or local Tax provision, or by Contract) for Taxes of any Person which is or has been an Affiliate of the Company during a Pre-Closing Tax Period; provided, however, that the Significant Shareholders will not be liable for or pay and will not indemnify, defend, save or hold harmless Purchaser Indemnified Parties for any Taxes (collectively, “Excluded Taxes”) imposed on the Company as a result of the transactions occurring on or prior to the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation 1.1502-76(b)(1)(ii)(B)) to periods after the Closing Date.

(b)                                 From and after the Closing, Purchaser will indemnify, save and hold harmless the Significant Shareholders, from and against all Damages based upon, arising from or related to (i) all Liability for Taxes of the Company, in each case for any Post-Closing Tax Period, and (ii) any breach by Purchaser of any covenant contained in this ARTICLE X.

(c)                                  In the case of any Straddle Period:

(1)                                  real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) of the Company for a Pre-Closing Tax Period will be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(2)                                  the Taxes of the Company (other than Per Diem Taxes) for any Pre-Closing Tax Period will be computed as if such Tax Period ended as of the close of business on the Closing Date.

(d)                                 The Significant Shareholders’ indemnity obligations in respect of Taxes for a Pre-Closing Tax Period (including the Tax liability for the Pre-Closing Tax Period portion of a Straddle Period), as determined pursuant to Section 10.6, will initially be effected by the Significant Shareholders’ payment to Purchaser of the excess of (i) any such Taxes for a Pre-Closing Tax Period over (ii) the sum of (A) the amount of such Taxes with respect to the Company paid by the Significant Shareholders at any time, plus (B) the amount of such Taxes paid by the Company on or prior to the Closing Date, plus (C)

the amount of such Taxes reserved for and specifically identified as such in the Final Statement which are included in the determination of Closing Net Book Value and which can be determined to be specifically accrued or reserved with respect to the item for which indemnification is sought. The Significant Shareholders will pay such excess to Purchaser at the time specified in Section 10.1(a). If the sum of (A) the amount of any such Taxes paid by the Shareholders at any time, plus (B) the amount of such Taxes paid by the Company on or prior to the Closing Date, plus (C) the amount of such Taxes reserved for and specifically identified as such in the Final Statement which are included in the determination of Closing Net Working Capital and which can be determined to be specifically accrued or reserved with respect to the item for which indemnification is sought, exceeds the amount of such Taxes for a Pre-Closing Tax Period, Purchaser will pay to the Significant Shareholders the amount of such excess at the time specified in Section 10.1(d). In the case of a Tax that is contested in accordance with the provisions of Section 10.6(e), payment of the Tax to the appropriate Taxing Authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

(e)                                  If a claim will be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an Indemnified Party pursuant to this Section 10.6, the Indemnified Party will promptly and in any event no more than 20 days following the Indemnified Party’s receipt of such claim, give written notice to the Indemnifying Party of such claim (a “Tax Claim”); provided, however, the failure of the Indemnified Party to give such notices will only relieve the Indemnifying Party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure. With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, the Significant Shareholders will control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense; provided, however, that if the resolution of any portion of a Tax Claim would increase the Taxes of the Company for a Tax Period after the Closing Date by more than $50,000, the Representative will give written notice to Purchaser, which will be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Claim. Moreover, if the resolution of any portion of a Tax Claim for a Post-Closing Tax Period would increase the Taxes of the Company for a Pre-Closing Period by more than $50,000 for which the Significant Shareholders would be liable, Purchaser will give written notice to the Representative, who will be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Claim. The Representative and Purchaser will jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period. Purchaser will control at its own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Closing Date. A party will promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party will thereupon be permitted to defend and settle such proceeding without prejudice. No Tax Claim in which the Representative and Purchaser are entitled to jointly control all proceedings may be settled without the written consent of the Representative and Purchaser, such consent not to be unreasonably withheld or delayed. Purchaser, the Significant Shareholders, the Company and each of their respective Affiliates will reasonably cooperate with each other in contesting any Tax Claim in accordance with Section 10.2.

(f)                                    The parties will satisfy their indemnity obligations pursuant to this Section 10.6 within 10 days after a final determination (within the meaning of Section 1313(a) of the Code) of the relevant Tax is made.

Section 10.7                            Certain Definitions. For purposes of this Agreement:

(a)                                  “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date;

(b)                                 “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date;

(c)                                  “Straddle Period” means a Tax Period which begins before and ends after the Closing Date;

(d)                                 “Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax; and

(e)                                  “Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or, in the case of Taxes other than income Taxes, a Tax is required to be paid.

ARTICLE XI
TERMINATION

Section 11.1                            Termination. Anything in this Agreement or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated in this Agreement may be abandoned at any time prior to the Closing:

(a)                                  By the mutual consent of the Representative and Purchaser;

(b)                                 By the Representative or Purchaser:

(1)                                  If the Closing will not have occurred on or prior to November 30, 2007 (provided, however, that the right to terminate this Agreement under this Section 11.1(b)(1) shall not be available (i) to the Representative, if the failure by the Representative, the Company or any of the Significant Shareholders to comply with any of their respective obligations hereunder or under any of the Ancillary Agreements has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, and (ii) to Purchaser, if the failure by Purchaser to comply with any of its obligations hereunder or under any of the Ancillary Agreements has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); or

(2)                                  If any Governmental Authority will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action will have become final and non-appealable, or there will be an applicable statute, rule or regulation which makes all or any material portion of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c)                                  By the Company or the Representative in the event of a material breach of any covenant or agreement to be performed or complied with by Purchaser pursuant to the terms of this Agreement or of any representation or warranty of Purchaser contained in this Agreement, which breach (i) has continued without cure for a period of 30 days following written notice thereof by the Representative to Purchaser or if such breach cannot be cured and (ii) would result in a condition to Closing set forth in
Section 8.2 of this Agreement not being satisfied (which condition has not been waived by the Representative in writing);

(d)                                 By Purchaser in the event of a material breach of any covenant or agreement to be performed or complied by the Company or the Significant Shareholders pursuant to the terms of this Agreement or of any representation or warranty of the Significant Shareholders contained in this

Agreement (as modified by the Disclosure Schedule, but not as such Disclosure Schedule may be updated pursuant to Section 7.8), which breach (i) has continued without cure for a period of 30 days following written notice thereof by Purchaser to the Representative or if such breach cannot be cured and (ii) would result in a condition to Closing set forth in Section 8.1 of this Agreement not being satisfied (which condition has not been waived by Purchaser in writing);

(e)                                  By Purchaser in the event that the board of directors of the Company fails to recommend, or changes its recommendation, that the Shareholders vote in favor of approving the Agreement and the transactions contemplated hereby;

(f)                                    By Purchaser in the event of a breach of the covenant set forth in Section 7.5; or

(g)                                 By Purchaser in the event that the Shareholders fail to approve the Agreement and the transactions contemplated hereby at the Shareholders’ meeting held pursuant to Section 7.11.

Section 11.2                            Effect of Termination. In the event that this Agreement is terminated by the Representative or Purchaser pursuant to Section 11.1, written notice thereof will forthwith be given to the other parties and all further obligations of the parties to this Agreement under this Agreement (other than pursuant to Section 7.6, Section 12.1, Section 12.2, Section 12.3, Section 12.4, Section 12.5, Section 12.9, Section 12.10, Section 12.11, Section 12.15 and Section 12.16 and this Section 11.2, all of which will continue in full force and effect) will terminate without further action by any party; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of any breach of any representation or warranty made by, or any covenant or agreement to be performed or complied with by, such party, and the terminating party will be entitled to pursue all rights and remedies available at law or in equity; and provided, further, that in the event of a termination of this Agreement by Purchaser pursuant to Section 11.1(d), Section 11.1(e), Section 11.1(f) or Section 11.1(g), the Company shall pay Purchaser $2,000,000 in cash as liquidated damages and not as a penalty (which amount shall be deemed to include reimbursement of Purchaser for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby), immediately upon such termination, in immediately available funds by wire transfer to an account designated by Purchaser, and such amount shall be the sole remedy in the event of any such termination.

ARTICLE XII
MISCELLANEOUS

Section 12.1                            Expenses. Except as provided in Section 11.2, whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided in this Agreement, the parties to this Agreement will pay all of their own costs and expenses relating to the transactions contemplated by this Agreement, including the costs and expenses of their respective counsel, financial advisors and accountants.

Section 12.2                            Entire Agreement. This Agreement (including the Confidentiality Agreement, as incorporated herein by reference pursuant to Section 7.6(b)) and the Ancillary Agreements represent the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Ancillary Agreements, and supersede all prior negotiations between such parties. This Agreement may not be amended, supplemented or changed orally but only by an agreement in writing signed by Purchaser and the Representative, if such amendment is executed after the Effective Time, and by Purchaser, the Company, the Representative and, if required by the ABCA, the Shareholders, if such amendment is executed prior to the Effective Time.

Section 12.3                            Assignment and Succession. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others, provided, that, following the Closing Date with respect to rights and obligations which survive the Closing Date, Purchaser may assign all or a portion of its rights and obligations under this Agreement, following written notice to the Representative, to (a) one or more Affiliates, (b) any subsequent purchaser of Purchaser or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (c) any lender providing financing to Purchaser or the Company (as applicable) or any of their Affiliates and any such lender may exercise all of the rights and remedies of Purchaser hereunder; provided, however, that no such assignment will relieve Purchaser of its obligations under this Agreement.

Section 12.4                            Notices. All notices, request, demands and other communications which are required or permitted hereunder will be in writing and will be deemed to have been duly given upon delivery, if delivered personally, or upon deposit in the United States mail, if sent by certified or registered mail, return receipt, postage prepaid or upon deposit with a nationally recognized overnight courier service (e.g., FedEx, UPS or DHL) for overnight delivery, fees paid, and in each case properly addressed as follows:

(a)           In the case of Purchaser or Merger Sub:

AAR Manufacturing, Inc.

1100 North Wood Dale Road

Wood Dale, Illinois  60191

Attention:  Group Vice President

Facsimile No. (630) 227-2219

Telephone No. (630) 227-2000

with copies to:

AAR CORP.

1100 North Wood Dale Road

Wood Dale, Illinois  60191

Attention: General Counsel’s Office

Facsimile No. (630) 227-2058

Telephone No. (630) 227-2000

and

Schiff Hardin LLP

6600 Sears Tower

Chicago, Illinois  60606-6473

Attention:  Robert J. Regan, Esq.

Facsimile No, (312) 258-5600

Telephone No. (312) 258-5606

(b)           In the case of the Significant Shareholders or the Representative:

Eyvinne C. Lee

188 Stoneway Trail

Madison, Alabama  35758

with a copy to:

Venable LLP

8010 Towers Crescent Drive, Suite 300

Vienna, Virginia  22182

Attention:  Joseph C. Schmelter, Esq.

Facsimile No. (703) 821-8949

Telephone No. (703) 760-1920

and/or to such other addresses and/or addressees as any party to this Agreement will have specified by notice in writing to the other parties.

Section 12.5                            The Representative.

(a)                                  Appointment of Representative. Each Shareholder designates as his, her or its representative and attorney-in-fact (with full powers of substitution) Eyvinne C. Lee (the “Representative”), and such person accepts such designation for purposes of administering the transactions contemplated by this Agreement and all matters arising hereunder, including (i) the payment of any amounts to Purchaser on behalf any or all of the Shareholders pursuant to this Agreement, (ii) the determination of any adjustments to the Merger Consideration pursuant to this Agreement (iii) the waiver of any condition to the obligations of the any or all of the Shareholders to consummate the transactions contemplated by this Agreement, and (iv) the defense and/or settlement of any claims for which any or all of the Shareholders may be required to indemnify Purchaser Indemnified Parties pursuant to this Agreement.

(b)                                 Authority of the Representative. Each Shareholder authorizes the Representative: (i) to receive payments from, and to make payments to, Purchaser pursuant to this Agreement; (ii) to make all decisions relating to the determination of any adjustments to the Merger Consideration pursuant to this Agreement; (iii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company to consummate the transactions contemplated by this Agreement, or the defense and/or settlement of any claims for which any or all of the Shareholders may be required to indemnify Purchaser pursuant to this Agreement; (iv) to give and receive all notices required to be given under or pursuant to this Agreement; (v) to receive all amounts payable to any or all of the Shareholders hereunder as agent for such Shareholders (and to delegate such authority to the Paying Agent); (vi) to execute and deliver all agreements, stock powers, certificates and documents on behalf of the Company that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; (vii) on behalf of the Shareholders, subject to Section 12.2, to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing, which amendments and waivers will be binding on the Shareholders; (viii) to purchase insurance on behalf of the Shareholders with respect to any claim for indemnity under Section 9.3(a) (relating to a breach of the representations and warranties made in Section 5.22 or otherwise having to do with environmental issues) or Section 9.3(d), with the premiums for such insurance to be paid out of the Expense Reserve Fund; and (ix) to take any and all additional action as is contemplated to be taken by or on behalf of any or all the Shareholders by the terms of this Agreement.

(c)                                  Replacement of Representative. In the event that the Representative dies, becomes unable to perform his/her responsibilities hereunder or resigns from such position, the Significant Shareholders (with each Significant Shareholder permitted to exercise voting power with respect to such determination in proportion to the number of Shares held by such Person immediately prior to the Effective Time) are authorized to and will promptly select another representative to fill such vacancy and such substituted representative will be deemed to be the successor Representative for all purposes of this Agreement and the documents delivered pursuant to this Agreement.

(d)                                 Binding Nature. Each Shareholder agrees that all decisions and actions by the Representative relating to this Agreement, including any agreement between the Representative and Purchaser relating to any adjustments to the Merger Consideration, or the defense or settlement of any claims for which any or all of the Shareholders may be required to indemnify Purchaser pursuant to this Agreement, will be binding upon all of the Shareholders and no Shareholder will have the right to object, dissent, protest or otherwise contest the same.

(e)                                  Liability of Representative. Each Shareholder agrees that:

(1)                                  The Representative will not have any liability to any of the parties to this Agreement or any or all of the Shareholders for any act done or omitted under this Agreement as Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith; and

(2)                                  The Shareholders will severally indemnify the Representative and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of their duties under this Agreement.

(f)                                    Reliance Upon Representative. Each Shareholder agrees, in addition to the foregoing, that:

(1)                                  Purchaser will be entitled to deal exclusively with the Representative in connection with all matters relating to this Agreement and to rely conclusively on the instructions and decisions of the Representative relating thereto, including the determination of adjustments to the Merger Consideration pursuant to this Agreement, the settlement of any claims for indemnification by Purchaser pursuant to this Agreement, or any other actions required or permitted to be taken by the Representative hereunder, and no party hereunder will have any cause of action against Purchaser for any action taken by Purchaser in reliance upon the instructions or decisions of the Representative.

(2)                                  All actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Shareholders and no Shareholder will have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative in connection with the matters described in this Section 12.5.

(g)                                 Costs and Expenses of Representative. All costs and expenses incurred by the Representative while acting on behalf of any or all of the Shareholders under the authorization granted in this Section 12.5 shall be borne (i) prior to the Release Date, by the Shareholders, pro rata, and (ii) after the Release Date, by the Significant Shareholders, pro rata. The Representative may elect, upon providing written notice to Purchaser, to be reimbursed for or pay such reasonable expenses out of the

Expense Reserve Fund (to the extent that there are sufficient funds therein). The Shareholders prior to the Release Date, and the Significant Shareholders after the Release Date, shall indemnify the Representative in an amount and of such character as the Representative shall reasonably require to institute or defend any action or legal proceeding involving any matter referred to in this Agreement.

Section 12.6                            Certain Definitions. For purposes of this Agreement:

(a)                                  “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)                                 “Ancillary Agreements” means, collectively, the Employment Agreement, the Consulting Agreement, the Non-Competition Agreement, the Escrow Agreement, each Amendment to Change In Control Agreement, each Voting and Irrevocable Proxy Agreement set forth in Recital E hereto, and any other documents delivered in accordance with the Merger.

(c)                                  “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Chicago, Illinois;

(d)                                 “Knowledge of the Company” means the actual knowledge of Stephen Werner, Lane Coates, Eyvinne C. Lee, David Cross, Jerry Thomas and Jason Kelly, and such additional knowledge as should have been known by a reasonably prudent person acting in the respective positions of such individuals with the Company.

(e)                                  “Material Adverse Effect” means any change, effect, event or occurrence that is, or would reasonably be expected to be, materially adverse to, or has, or would reasonably be expected to have, a materially adverse effect on, the business, condition (financial or otherwise) or results of operations of the Company, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect:  any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority, or (vi) the public announcement of the transactions contemplated by this Agreement;

(f)                                    “Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice;

(g)                                 “Person” means any individual, trustee, firm, corporation, partnership, limited liability company, trust, joint venture, bank, Government Authority, trust or other organization or entity; and

(h)                                 “Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding such partnerships where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

(i)                                     “Transaction Expenses” means (i) all legal, accounting and any other fees and expenses incurred by the Company and the Significant Shareholders and (ii) all fees and expenses payable to Stifel, Nicolaus & Company, Inc. by the Company, in each case in connection with the transactions contemplated by this Agreement.

Section 12.7                            Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Disclosure Schedule references are to the Articles, Sections, Exhibits and Disclosure Schedule of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.”  The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.8                            Disclosure Schedule. The schedules attached to and delivered concurrently with this Agreement, and all attachments to such schedules (collectively, the “Disclosure Schedule”), form an integral part of this Agreement and are incorporated by reference for all purposes as if set forth fully in this Agreement. Unless otherwise defined in the Disclosure Schedule, all capitalized terms used in the Disclosure Schedule will have the meanings ascribed to them in this Agreement, and all section references in the Disclosure Schedule refer to the corresponding section of this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any contract or Applicable Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty (referenced by subsection) made in this Agreement unless such exception is identified in the applicable section of the Disclosure Schedule.

Section 12.9                            Governing Law; Consent to Jurisdiction.

(a)                                  The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof, except that the ABCA will govern all matters relating to the Merger.

(b)                                 Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties to this Agreement irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party to this Agreement consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 12.4 below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

Section 12.10                     Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.9 above), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 12.11                     WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 12.12                     Counterparts; Delivery by Facsimile. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree and acknowledge that delivery of a facsimile, photo or other electronic signature copy will constitute execution by such signatory.

Section 12.13                     Section and Paragraph Headings. The section and paragraph headings contained in this Agreement and the Disclosure Schedule are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule.

Section 12.14                     No Third-Party Beneficiary. Each party to this Agreement intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties to this Agreement.

Section 12.15                     Waiver. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.16                     Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 12.17                     Release by the Significant Shareholders. At the Effective Time, each Significant Shareholder (each a “Releasor”), on behalf of himself (or for non-natural Persons, itself) and his (or its) respective beneficiaries, heirs, successors and assigns irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Company and each of its officers, directors, employees, agents, Affiliates, direct and indirect equity holders, lenders, representatives, successors and assigns (collectively, in each case prior to the Effective Time, the “Released Parties”), from any and all liabilities, damages, causes of action, claims, counterclaims, demands, actions, losses, payments, obligations, debts, accountings, liens, costs and expenses (including attorneys’ fees and costs) (collectively, “Claims”) of any kind or nature, fixed or contingent, direct or indirect, several or otherwise, known or unknown, suspected or unsuspected, choate or inchoate, claimed or unclaimed, in law or in equity, whether arising from, in or out of tort, statute (whether state, federal or local) or contract or any other common law, administrative or similar cause of action, right or remedy, that such Releasor may have against any of the Released Parties from the beginning of time until the Effective Time, other than rights under this Agreement and the Ancillary Agreements. Such Releasor, on behalf of himself (or for non-natural Persons, itself) and his (or its) respective heirs, successors and assigns, specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor. It is expressly understood and agreed that the releases contained in this Section 12.17 are intended to cover and do cover all known facts and/or claims, as well as any further facts and/or claims within the scope of such released Claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. Such Releasor, on behalf of himself (or for non-natural Persons, itself) and his (or its) respective successors and assigns, acknowledge that they may hereafter discover facts in addition to, or different from, those which they now believe to be true with respect to the subject matter of the Claims released in this Agreement, but agree that they have taken that possibility into account in reaching this Agreement, and that the releases given in this Agreement will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which such Releasor expressly assumes the risk.

Section 12.18                     Guaranty of AAR CORP. Parent hereby unconditionally guarantees the performance (and not merely the collection) of the obligations of Purchaser under the terms of this Agreement, waives notice of acceptance of guarantee, waives notice of modification or change to the terms hereof, waives any extensions or forbearance given by the Company, the Significant Shareholders or the Representative, and waives any requirement that suit first be brought against Purchaser in order to enforce any of such obligations.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

SUMMA TECHNOLOGY, INC.

By:	/s/ E.C. Lee
	Name:	E.C. Lee
	Title:	President

SIGNIFICANT SHAREHOLDERS:

/s/ E.C. Lee
Eyvinne C. Lee, individually and as the Representative

/s/ David E. Cross
David E. Cross, individually

/s/ R. Huibonhoa
Roger Huibonhoa, as Trustee of Roger Huibonhoa Trust of 1990

/s/ Kay M. Lee
Kay M. Lee, as Trustee of Eyvinne and Kay Lee Trust

Eyvinne and Kay Lee Foundation

By:	/s/ E.C. Lee
Eyvinne C. Lee, President

/s/ E.C. Lee
Eyvinne C. Lee, as Trustee of Eyvinne Lee Charitable Remainder Trust

/s/ Kay M. Lee
Kay M. Lee, as Trustee of Lee Family Charitable Unitrust

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AAR MANUFACTURING, INC.

By:	/s/ Richard J. Poulton
	Name:	Richard J. Poulton
	Title:	Chief Financial Officer and Treasurer

KINGFISHER ACQUISITION SUBSIDIARY, INC.

By:	/s/ Richard J. Poulton
	Name:	Richard J. Poulton
	Title:	Chief Financial Officer and Treasurer

AAR CORP. (for purposes of Section 12.18 only)

By:	/s/ Richard J. Poulton
	Name:	Richard J. Poulton
	Title:	Chief Financial Officer and Treasurer

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